Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

AMONG

GREAT WESTERN BANCORPORATION, INC.,

150, INC.

AND

NORTH CENTRAL BANCSHARES, INC.

Dated as of March 12, 2012

i

EXHIBITS

Exhibit A	Form of Shareholder Agreement
Exhibit B	Form of Holding Company Agreement and Plan of Merger
Exhibit C	Form of Bank Agreement and Plan of Merger
Exhibit D	Form of Acceptable Confidentiality Agreement

SCHEDULES
Schedule I	Closing Dates

TABLE OF DEFINED TERMS

Defined Term	Section
Acceptable Confidentiality Agreement	Section 4.2(a)
Acquisition Transaction	Section 4.2(h)(i)
Actions	Section 2.4
Affiliate	Section 8.10
Agreement	Introduction
Alternative Acquisition Agreement	Section 7.1(g)
Articles of Merger	Section 1.4
Bank Merger	Section 1.3
Bank Merger Agreement	Section 1.3
CDARS Deposits	Section 3.18(e)
Certificates	Section 1.6(b)
Classified Loans	Section 3.17(b)
Closing	Section 1.15(a)
Closing Date	Section 1.15(a)
Code	Section 1.7
Company	Introduction
Company Adverse Recommendation Change	Section 4.2(e)
Company Bank	Recitals
Company Bylaws	Section 1.15(d)(iii)
Company Charter	Section 1.1(c)
Company Common Stock	Recitals
Company Contracts	Section 3.11(a)
Company Deposits	Section 3.18(a)
Company Equity Plans	Section 3.2(a)
Company Letter	ARTICLE III
Company Pension Plan	Section 5.11(e)
Company Permits	Section 3.8
Company Plans	Section 3.12(a)
Company Recommendation	Section 5.1(a)
Company SEC Documents	Section 3.5(a)
Company Shareholders	Section 1.6(b)
Company Stock Options	Section 3.2(a)
Company’s Current Premium	Section 5.9
Company Loans	Section 3.17(a)
Confidentiality Agreement	Section 5.3(f)
Constituent Corporations	Introduction
Contract	Section 3.2(a)
DBO Plan	Section 3.12(b)
D&O Insurance	Section 5.9
Effective Time	Section 1.4
Environmental Laws	Section 3.13
Eligible Employee	Section 5.11(f)
ERISA	Section 3.12(b)
ERISA Affiliate	Section 3.12(a)
ESOP	Section 3.2(a)

v

TABLE OF DEFINED TERMS

ESOP Governing Documents	Section 3.2(a)
Exchange Act	Section 2.3
Exchange Agent	Section 1.6(a)
Exchange Fund	Section 1.6(a)
FRB Chicago	Section 5.14
GAAP	Section 3.5(a)
Governmental Entity	Section 2.3
Holding Company Merger	Section 1.2
Holding Company Merger Agreement	Section 1.2
IBA	Section 2.2(c)
IBCA	Section 1.1(a)
Intellectual Property Rights	Section 3.15(a)
Interest Rate Instruments	Section 3.20
Investments	Section 3.19(a)
IRS	Section 3.9
Knowledge of Parent	Section 8.10
Knowledge of the Company	Section 8.10
Law	Section 8.10
Liens	Section 3.2(b)
Material Adverse Change	Section 8.10
Material Adverse Effect	Section 8.10
Merger	Recitals
Merger Consideration	Section 1.5(c)
Multiple Employer Pension Plan	Section 3.12(b)
NASDAQ	Section 3.4
Non-Restricted Period	Section 4.2(c)
Notice of Adverse Recommendation	Section 4.2(f)
OFAC	Section 3.21(c)
Order	Section 8.10
OREO	Section 3.17(b)
Organizational Documents	Section 3.3(a)
Owned Properties	Section 3.16(a)
Parent	Introduction
Parent Bank	Recitals
Parent Bylaws	Section 1.15(b)(iii)
Parent Charter	Section 1.15(b)(i)
Parent Letter	ARTICLE II
Parent Plan	Section 5.11(b)
Participation Contracts	Section 3.17(d)
Person	Section 8.10
Proxy Statement	Section 5.2
Regulation I	Section 8.10
Regulation O	Section 8.10
Regulation W	Section 8.10
Related Persons	Section 8.10
Representatives	Section 4.2(a)
Requisite Regulatory Approvals	Section 5.5(a)

TABLE OF DEFINED TERMS

Restricted Period Start Date	Section 4.2(d)
Restricted Stock Award	Section 1.12(b)
Sarbanes-Oxley Act	Section 3.5(b)
SDS	Section 2.2(c)
SEC	Section 3.3(a)
Securities Act	Section 8.10
Servicing Contracts	Section 3.17(e)
State Takeover Approvals	Section 2.3
Shareholder Agreements	Recitals
Shareholder Meeting	Section 5.1(a)
Specified Requisite Regulatory Approval	Section 8.10
Sub	Introduction
Subsidiaries	Section 8.10
Superior Proposal	Section 4.2(h)(ii)
Surviving Corporation	Section 1.1(a)
Takeover Proposal	Section 4.2(h)(iv)
Tax Return	Section 3.9
Taxes	Section 3.9
Termination Date	Section 7.1(d)
Termination Fee	Section 4.2(h)(v)
Third Party	Section 4.2(h)(iii)
Transfer Taxes	Section 5.7
Transmittal Letter	Section 1.6(b)
USA PATRIOT Act	Section 3.21(c)
WARN Act	Section 3.14(b)
Worker Safety Laws	Section 3.13

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of March 12, 2012 (this “Agreement”), among Great Western Bancorporation, Inc., an Iowa corporation (“Parent”), 150, Inc., an Iowa corporation and a direct wholly owned subsidiary of Parent (“Sub”), and North Central Bancshares, Inc., an Iowa corporation (the “Company”) (Sub and the Company being hereinafter collectively referred to as the “Constituent Corporations”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved and declared advisable the merger of Sub with and into and the Company (the “Merger”), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of common stock, $0.01 par value, of the Company (“Company Common Stock”) not owned directly or indirectly by Parent or the Company will be converted into the right to receive the Merger Consideration (as hereinafter defined);

WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is in the best interest of their respective shareholders;

WHEREAS, in order to induce Parent and Sub to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the directors of the Company are entering into agreements (the “Shareholder Agreements”), substantially in the form attached hereto as Exhibit A, pursuant to which, among other things, each such Person has agreed to vote in favor of this Agreement and the Merger;

WHEREAS, Parent owns all of the issued and outstanding shares of capital stock of Great Western Bank, a bank chartered under the laws of the State of South Dakota (“Parent Bank”) and the Company owns all the issued and outstanding shares of capital stock of First Federal Savings Bank of Iowa, a bank chartered under the laws of the State of Iowa (the “Company Bank”); and

WHEREAS, as part of the transactions contemplated hereby, the parties wish to provide for the merger of the Company with and into Parent following the Merger, and thereafter for the merger of Company Bank with and into Parent Bank.

NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

ARTICLE I

THE MERGER AND RELATED MATTERS

Section 1.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Iowa Business Corporation Act (the “IBCA”), Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub in accordance with the IBCA.

(b) The Merger shall have the effects set forth in this Agreement and in Section 490.1107 of the IBCA.

(c) At the Effective Time, the Articles of Incorporation of the Company (the “Company Charter”), as in effect immediately prior to the Effective Time, shall be amended by deleting Articles IV through XII thereof in their entirety and replacing such articles by Articles IV through X of the Articles of Incorporation of Sub as in effect immediately prior to the Effective Time. As so amended, the Company Charter shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. At the Effective Time, the Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or in the Certificate of Incorporation of the Surviving Corporation.

(d) The directors and officers of Sub at the Effective Time shall be the directors and officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.2 Holding Company Merger. (a) Immediately following the Effective Time, Parent and the Company shall enter into the Holding Company Agreement and Plan of Merger, substantially in the form attached hereto as Exhibit B (the “Holding Company Merger Agreement”). Pursuant to the Holding Company Merger Agreement, immediately following the Effective Time (i) the Company will be merged with and into Parent (the “Holding Company Merger”), (ii) the separate corporate existence of the Company will cease and (iii) Parent will continue as the surviving corporation in the Holding Company Merger and will succeed to and assume all the rights and obligations of the Company, in each case as provided in the Holding Company Merger Agreement.

Section 1.3 Bank Merger. Immediately following the effective time of the Holding Company Merger, Parent Bank and Company Bank shall enter into the Bank Agreement and Plan of Merger, substantially in the form attached hereto as Exhibit C (the “Bank Merger Agreement”). Pursuant to the Bank Merger Agreement, immediately following the effective time of the Holding Company Merger (i) Company Bank will be merged with and into the Parent Bank (the “Bank Merger”), (ii) the separate corporate existence of Company Bank will cease and (iii) the Parent Bank will continue as the surviving corporation in the Bank Merger and will succeed to and assume all the rights and obligations of Company Bank, in each case as provided in the Bank Merger Agreement.

Section 1.4 Effective Time. The Merger shall become effective when an articles of merger (the “Articles of Merger”), executed in accordance with the relevant provisions of the IBCA, is filed with the Secretary of State of the State of Iowa; provided, however, that, upon mutual consent of the Constituent Corporations, the Articles of Merger may provide for a later date of effectiveness of the Merger not more than 30 days after the date the Articles of Merger is filed. When used in this Agreement, the term “Effective Time” shall mean the date and time at which the Articles of Merger is accepted for recording or such later time established by the Articles of Merger. The filing of the Articles of Merger shall be made on the date of the Closing.

Section 1.5 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any securities of the Constituent Corporations:

(a) Each issued and outstanding share of common stock, $0.01 par value, of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) All shares of Company Common Stock that are held in the treasury of the Company or by any wholly owned Subsidiary of the Company and any shares of Company Common Stock owned by Parent or any wholly owned Subsidiary of Parent shall be canceled, and no consideration shall be delivered in exchange therefor.

(c) Subject to the provisions of Section 1.13, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 1.5(b)) shall be converted into the right to receive $30.58, in cash and without interest (the “Merger Consideration”). Each such share, when so converted, shall no longer be outstanding and shall automatically be canceled and retired, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in respect of each such share upon the surrender of such certificate in accordance with Section 1.6.

Section 1.6 Exchange Agent.

(a) As of the Effective Time, Parent shall designate, and enter into an agreement with, a bank or trust company, or with another Person reasonably acceptable to the Company, to act as exchange agent in the Merger (the “Exchange Agent”), which agreement shall provide that Parent shall deposit with the Exchange Agent promptly following the Effective Time cash sufficient to effect the payment of the Merger Consideration to which holders of shares of Company Common Stock are entitled pursuant to Section 1.5(c) (the “Exchange Fund”).

(b) Parent shall request the Exchange Agent to, promptly after the Effective Time, mail to each holder of record of a certificate or certificates (collectively, the “Certificates”) representing shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (collectively, the “Company Shareholders”) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery thereof to the Exchange Agent and shall contain instructions for use in effecting the surrender of such Certificates in exchange for the consideration specified in Section 1.5(c) (the “Transmittal Letter”)). Upon surrender for cancellation to the Exchange Agent of all Certificates held by any Company Shareholder, together with the Transmittal Letter, duly executed, such Company Shareholder shall be entitled to receive the Merger Consideration in exchange for each share of Company Common Stock represented by such Certificates, and any Certificate so surrendered shall forthwith be canceled.

Section 1.7 Withholding . Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement (including Section 1.5(c) and Section 1.12(a)) to any Person such amounts as Parent or the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of state, local or foreign Law. To the extent that amounts are so withheld by Parent or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person who otherwise would have received the payment in respect of which such deduction and withholding was made by Parent or the Surviving Corporation.

Section 1.8 Return of Exchange Fund. Any portion of the Exchange Fund that remains undistributed by the Exchange Agent to the Company Shareholders for 90 days after the Effective Time shall be delivered to Parent, upon demand of Parent, and any such Company Shareholders who have not theretofore complied with this ARTICLE I shall thereafter look only to Parent for payment of the consideration specified in Section 1.5 to which they are entitled. None of the Exchange Agent, Parent or the Surviving Corporation shall be liable to any former holder of Company Common Stock for any consideration payable in accordance with this ARTICLE I which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 1.9 No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock.

Section 1.10 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of shares of Company Common Stock shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, Parent or the Exchange Agent, such Certificates shall be canceled and exchanged as provided in this ARTICLE I.

Section 1.11 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond, in such amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to such Certificate, Parent will pay or cause to be paid in exchange for such lost, stolen or destroyed Certificate the consideration to which the holder thereof is entitled pursuant to Section 1.5.

Section 1.12 Company Stock Options.

(a) All outstanding Company Stock Options heretofore granted under any Company Equity Plan, whether or not then exercisable or vested, shall cease to represent, as of the Effective Time, a right to acquire shares of Company Common Stock and shall be converted, in settlement and cancellation thereof, into the right to receive, as soon as practicable following the Effective Time, a lump sum cash payment, without interest, by the Surviving Corporation of an amount equal to the product of (i) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock for which such Company Stock Option shall not theretofore have been exercised.

(b) Restrictions on each restricted stock award (a “Restricted Stock Award”) granted under any Company Equity Plan and outstanding immediately before the Effective Time shall lapse as of the Effective Time and such Restricted Stock Award shall be treated in the same manner as other shares of Company Common Stock under Section 1.5, subject to any applicable Tax withholding (in accordance with Section 1.7).

(c) Effective as of the Effective Time, the Company Equity Plans and all awards thereunder shall terminate, and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest with respect to the capital stock or other equity interests of the Company or its Subsidiaries shall be canceled, without any liability on the part of the Company or its Subsidiaries (except as otherwise expressly provided in this Agreement).

(d) From and after the Effective Time, no Person shall have any right under the Company Equity Plans or under any other plan, program, agreement or arrangement with respect to equity interests of the Company or its Subsidiaries (except as otherwise expressly provided in this Agreement).

(e) As soon as practicable following the date hereof, the Board of Directors of the Company or any committee thereof administering the Company Equity Plans shall adopt all resolutions necessary to provide for the foregoing provisions of this Section 1.12, and the Company shall take any other action necessary to effect the foregoing provisions of this Section 1.12, including, but not limited to, obtaining written consents, in form and substance reasonably satisfactory to Parent, from all Persons identified on Section 1.12(e) of the Company Letter prior to the Effective Time regarding the treatment of Company Stock Options contemplated by Section 1.12(a). As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall pay the holders of Company Stock Options the cash payments specified in this Section 1.12. No interest shall be paid or accrue on cash payments to holders of Company Stock Options. The Company shall cooperate with Parent, and keep Parent fully informed, with respect to all resolutions, actions and consents that the Company intends to adopt, take and obtain in connection with the matters described in this Section 1.12 and Section 3.2(e). Without limiting the foregoing, the Company shall provide Parent with a reasonable opportunity to review and comment on all such resolutions and consents and shall not undertake any obligation in connection with any such resolution, action or consent without the prior written consent of Parent.

Section 1.13 Certain Adjustments. If, between the date of this Agreement and the Effective Time, (a) the outstanding shares of Company Common Stock shall be increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares, (b) a stock dividend or dividend payable in any other securities or assets of the Company shall be declared with a record date within such period, (c) any other securities of the Company shall be declared with a record date within such period or (d) any similar event shall have occurred, then the Merger Consideration shall be appropriately adjusted to provide the holders of shares of Company Common Stock (and Company Stock Options) the same economic effect as contemplated by this Agreement prior to such event.

Section 1.14 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

Section 1.15 Closing; Closing Deliveries.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Sidley Austin LLP, 1 South Dearborn Street, Chicago, Illinois, at 10:00 a.m., local time, no later than the first date set forth on Schedule I that is at least thirty (30) days after the day on which the last of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall have been fulfilled or waived (if permissible) in accordance with this Agreement or at such other time and place as Parent and the Company shall agree (the date and time on which the Closing actually occurs is referred to herein as the “Closing Date”). For the avoidance of doubt, references in this Agreement to the transactions contemplated by this Agreement shall include the Merger, the Holding Company Merger, the Bank Merger and the execution and delivery of the Holding Company Merger Agreement and the Bank Merger Agreement.

(b) Subject to fulfillment or waiver of the conditions set forth in ARTICLE VI, at the Closing Parent shall deliver to the Company all of the following:

(i) a copy of the Articles of Incorporation, as amended, of Parent (the “Parent Charter”), certified as of a recent date by the Secretary of State of the State of Iowa;

(ii) a certificate of existence of Parent, issued as of a recent date by the Secretary of State of the State of Iowa;

(iii) a certificate of the Secretary or an Assistant Secretary of Parent, dated the Closing Date, in form and substance reasonably satisfactory to the Company, as to (A) no amendments to the Parent Charter since a specified date, (B) the Bylaws of Parent (the “Parent Bylaws”), (C) the resolutions of the Board of Directors of Parent authorizing the execution and performance of this Agreement and the Holding Company Merger Agreement and the transactions contemplated herein and (D) the incumbency and signatures of the officers of Parent executing this Agreement and any other agreement, certificate or instrument executed by Parent hereunder;

(iv) a copy of the Articles of Incorporation of Parent Bank certified as of a recent date by the Secretary of State of the State of South Dakota;

(v) a certificate of good standing of Parent Bank, issued as of a recent date by the Secretary of State of the State of South Dakota, or a certificate of status issued as of a recent date by the South Dakota Division of Banking; and

(vi) a certificate of the Secretary or an Assistant Secretary of Parent Bank, dated the Closing Date, in form and substance reasonably satisfactory to the Company, as to (A) no amendments to the Articles of Incorporation of Parent Bank since a specified date, (B) the Bylaws of Parent Bank, (C) the resolutions of the Board of Directors of Parent Bank authorizing the execution and performance of the Bank Merger Agreement and the transactions contemplated therein and (D) the incumbency and signatures of the officers of Parent Bank executing the Bank Merger Agreement and any other agreement, certificate or instrument executed by Parent Bank under the Bank Merger Agreement.

(c) Subject to fulfillment or waiver of the conditions set forth in ARTICLE VI, at the Closing Sub shall deliver to the Company all of the following:

(i) a copy of the Articles of Incorporation of Sub certified as of a recent date by the Secretary of State of the State of Iowa;

(ii) a certificate of existence of Sub, issued as of a recent date by the Secretary of State of the State of Iowa; and

(iii) a certificate of the Secretary or an Assistant Secretary of Sub, dated the Closing Date, in form and substance reasonably satisfactory to the Company, as to (A) no amendments to the Articles of Incorporation of Sub since a specified date, (B) the Bylaws of Sub, (C) the resolutions of the Board of Directors of Sub authorizing the execution and performance of this Agreement and the transactions contemplated herein, (D) the written consent of Parent in its capacity as sole shareholder of Sub adopting this Agreement in accordance with the IBCA and (E) the incumbency and signatures of the officers of Sub executing this Agreement and any other agreement, certificate or instrument executed by Sub hereunder.

(d) Subject to fulfillment or waiver of the conditions set forth in ARTICLE VI, at the Closing the Company shall deliver to Parent all of the following:

(i) a copy of the Company Charter, certified as of a recent date by the Secretary of State of the State of Iowa;

(ii) a certificate of existence of the Company, issued as of a recent date by the Secretary of State of the State of Iowa;

(iii) certificate of the Secretary or an Assistant Secretary of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Parent, as to (A) no amendments to the Company Charter since a specified date, (B) the Bylaws of the Company (the “Company Bylaws”), (C) the resolutions of the Board of Directors of the Company authorizing the execution and performance of this Agreement and the Holding Company Merger Agreement and the transactions contemplated herein, (D) the resolutions of the shareholders of the Company approving and adopting this Agreement in accordance with the IBCA and (E) the incumbency and signatures of the officers of the Company executing this Agreement and any other agreement, certificate or instrument executed by the Company hereunder;

(iv) a copy of the Articles of Conversion of the Company Bank, certified as of a recent date by the Secretary of State of the State of Iowa;

(v) a certificate confirming the good standing of the Company Bank issued as of a recent date by the Iowa of Division of Banking;

(vi) a certificate of the Secretary or an Assistant Secretary of Company Bank, dated the Closing Date, in form and substance reasonably satisfactory to Parent, as to (A) no amendments to the Articles of Incorporation of the Company Bank since a specified date, (B) the Bylaws of the Company Bank, (C) the resolutions of the Board of Directors of the Company Bank authorizing the execution and performance of the Bank Merger Agreement and the transactions contemplated therein and (D) the incumbency and signatures of the officers of Parent Bank executing the Bank Merger Agreement and any other agreement, certificate or instrument executed by Parent Bank thereunder; and

(vii) all consents, waivers or approvals obtained by the Company with respect to the consummation of the transactions contemplated by this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Except as set forth in the letter dated the date hereof and delivered on the date hereof by Parent to the Company, which letter relates to this Agreement and is designated the Parent Letter (the “Parent Letter”), (each section of which qualifies the correspondingly numbered representation and warranty in this ARTICLE II to the extent specified therein and such other representations and warranties in this ARTICLE II to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation and warranty reasonably apparent), Parent and Sub represent and warrant to the Company as follows:

Section 2.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa and has the requisite corporate power and authority to carry on its business as now being conducted. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa and has the requisite corporate power and authority to carry on its business as now being conducted.

Section 2.2 Authority.

(a) On or prior to the date of this Agreement, the Boards of Directors of Parent and Sub have determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interest of Parent and Sub, respectively, and Parent, as the sole shareholder of Sub, has approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the IBCA. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub, and the consummation by Parent and Sub of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent and Sub, subject to the filing of the Articles of Merger as required by the IBCA. This Agreement has been duly executed and delivered by Parent and Sub and, assuming the valid authorization, execution and delivery of this Agreement by the Company and the validity and binding effect hereof on the Company, this Agreement constitutes the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms, except to the extent its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(b) On or prior to the date of this Agreement, the Board of Directors of the Parent has determined that the Holding Company Merger Agreement and the transactions contemplated thereby, including the Holding Company Merger, are advisable and fair to and in the best interests of Parent and its shareholder. Parent has all requisite corporate power and authority to enter into the Holding Company Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Holding Company Merger Agreement by Parent and the consummation by Parent of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Parent, subject to the approval and adoption of the Holding Company Merger Agreement by Parent’s sole shareholder and the filing of appropriate merger documents as required by the IBCA.

(c) On or prior to the date of this Agreement, the Board of Directors of Parent Bank has determined that the Bank Merger Agreement and the transactions contemplated thereby, including the Bank Merger, are advisable and fair to and in the best interests of Parent Bank and its shareholder. Parent Bank has all requisite corporate power and authority to enter into the Bank Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement by Parent Bank and the consummation by Parent Bank of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Parent Bank, subject to the approval and adoption of the Bank Merger Agreement by Parent, the sole shareholder of Parent Bank, and the filing of appropriate merger documents as required by the Iowa Banking Act (the “IBA”) and the South Dakota Statutes Annotated (the “SDS”).

Section 2.3 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section 2.3 have been obtained and all filings and obligations described in this Section 2.3 have been made, except as set forth in Section 2.3 of the Parent Letter, the execution and delivery of this Agreement by Parent and Sub, the Holding Company Merger Agreement by Parent and the Bank Merger Agreement by Parent Bank, do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof by Parent, Sub and Parent Bank will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation under, or result in the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the Parent Charter, the Parent Bylaws or the articles of incorporation or bylaws of Sub or Parent Bank, (ii) any Contract applicable to Parent or any of its Subsidiaries or any of their respective properties or assets or (iii) any Order or Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii), any such violations, defaults, rights or Liens that would not, individually or in the aggregate, have a Material Adverse Effect on Parent or materially impair the ability of Parent, Sub or Parent Bank to perform their respective obligations hereunder or under the Holding Company Merger Agreement or the Bank Merger Agreement or prevent the consummation of any of the transactions contemplated hereby or thereby by Parent, Sub or Parent Bank. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a “Governmental Entity”) is required by or with respect to Parent, Sub or Parent Bank in connection with the execution and delivery of this Agreement, the Holding Company Merger Agreement or the Bank Merger Agreement by Parent, Sub or Parent Bank or is necessary for the consummation by Parent, Sub or Parent Bank of the Merger, the Holding Company Merger or the Bank Merger, as applicable and the other transactions contemplated by this Agreement, except for (I) the Specified Requisite Regulatory Approvals, (II) in connection, or in compliance, with the provisions of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”), (III) with respect to the Merger and the Holding Company Merger, the filing of articles of merger with the Secretary of State of the State of Iowa and appropriate documents with the relevant authorities of other states in which Parent or any of its Subsidiaries is qualified to do business, (IV) with respect to the Bank Merger, the filing of the Articles of Merger with the Secretary of State of the State of Iowa and the Secretary of State of the State of South Dakota and appropriate documents with the relevant authorities of other states in which Parent Bank or any of its Subsidiaries is qualified to do business, (V) such filings, authorizations, orders and approvals as may be required by state takeover laws (the “State Takeover Approvals”), (VI) such filings as may be required in connection with the Taxes described in Section 5.7, (VII) applicable requirements, if any, under foreign or multinational Laws relating to antitrust and to competition clearances and (VIII) such other consents, Orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent or materially impair the ability of Parent, Sub or Parent Bank to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby by Parent, Sub or Parent Bank.

Section 2.4 Litigation. As of the date hereof, there are no actions, suits,

claims, labor disputes or other litigation, legal, administrative or arbitration proceedings or governmental investigations (“Actions”) pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries or, to the Knowledge of Parent, any of its or their present or former officers, directors, employees, consultants, agents or shareholders, as such, or any of its or their properties, assets or business, in each case relating to the transactions contemplated by this Agreement.

Section 2.5 Required Vote of Parent Shareholders. No further vote of the shareholder of Parent is required by Law, the Parent Charter, the Parent Bylaws or otherwise in order for Parent to consummate the Holding Company Merger, for Sub to consummate the Merger and for Parent Bank to consummate the Bank Merger.

Section 2.6 Brokers. Except for Macquarie Capital (USA) Inc., no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

Section 2.7 Operations of Sub. Sub is a direct, wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the letter dated the date hereof and delivered on the date hereof by the Company to Parent, which letter relates to this Agreement and is designated the Company Letter (the “Company Letter”), (each section of which qualifies the correspondingly numbered representation and warranty in this ARTICLE III to the extent specified therein and such other representations and warranties in this ARTICLE III to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation and warranty reasonably apparent). The Company represents and warrants to Parent and Sub as follows:

Section 3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa and has the requisite corporate power and authority to carry on its business as now being conducted. The Company Bank is a bank duly organized, and validly existing and in good standing under the laws of the State of Iowa and has the requisite corporate power and authority to carry on its business as now being conducted. The Company and its Subsidiaries are duly qualified to do business, and are in good standing in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification or good standing necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

Section 3.2 Capital Structure.

(a) The authorized capital stock of the Company consists of 15,500,000 shares of Company Common Stock and 3,000,000 shares of preferred stock, $0.01 par value. At the close of business on March 9, 2012: (i) 1,357,073 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights; (ii) no shares of Company Common Stock were held in the treasury of the Company; (iii) an aggregate of 43,500 shares of Company Common Stock were reserved for issuance pursuant to outstanding options (the “Company Stock Options”) to purchase shares of Company Common Stock pursuant to (A) the Company’s 1996 Stock Option Plan and (B) the Company’s 2006 Stock Incentive Plan (collectively, the “Company Equity Plans”); and (iv) 4,125 shares of Company Common Stock were subject to outstanding Restricted Stock Awards. No shares of the Company’s preferred stock are issued and outstanding. The Company Equity Plans are the only benefit plans of the Company or its Subsidiaries under which any securities of the Company or its Subsidiaries are issuable. Each share of Company Common Stock which may be issued pursuant to any Company Equity Plan has been duly authorized and, if and when issued pursuant to the terms thereof, will be validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth above, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. Except for the Company Stock Options and Restricted Stock Awards, in each case outstanding on the date hereof, and except as provided in the First Federal Savings Bank of Iowa 401(k) and Stock Ownership Plan (the “ESOP”) and the First Federal Savings Bank of Iowa 401(k) and Stock Ownership Trust (collectively, the “ESOP Governing Documents”), there are no options, warrants, calls, rights, puts or Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, deliver, sell or redeem or otherwise acquire, or cause to be issued, delivered, sold or redeemed or otherwise acquired, any shares of capital stock (or other voting securities or equity equivalents) of the Company or any of its Subsidiaries or obligating the Company or its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, put or Contract. The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. Other than the Shareholder Agreements and except as expressly set forth in the ESOP Governing Documents, there are no Contracts to which the Company, any of its Subsidiaries or any of their respective officers or directors is a party concerning the voting of any capital stock of the Company or its Subsidiaries. For purposes of this Agreement, “Contract” means any contract, agreement, instrument, guarantee, indenture, note, bond, mortgage, permit, franchise, concession, commitment, lease, license, arrangement, obligation or understanding, whether written or oral.

(b) All of the outstanding shares of capital stock of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and other than as set forth in Section 3.2(b) of the Company Letter, all such shares are of record and beneficially owned by the Company free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, limitations on voting rights, charges and other encumbrances of any nature whatsoever (“Liens”). Section 3.2(b) of the Company Letter sets forth the authorized capital stock of each Subsidiary and indicates the number of issued and outstanding shares of capital stock, the number of issued shares of capital stock held as treasury shares and the number of shares of capital stock unissued and not reserved for any purpose of the Subsidiary. There are no agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the issuance, sale, purchase or redemption of any shares of capital stock of any Subsidiary.

(c) Other than as set forth in Section 3.2(c) of the Company Letter, neither the Company nor any of its Subsidiaries directly or indirectly (i) owns, of record or beneficially, any outstanding voting securities or other equity interests in any Person, (ii) has the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of voting securities, by contract or otherwise, or (iii) has any right or obligation to acquire any equity interest in or to make a capital contribution to any Person.

(d) Section 3.2(d) of the Company Letter sets forth a complete and accurate list, as of the date hereof, of (A) all Company Stock Options and other outstanding options to purchase shares of Company Common Stock issued under the Company Equity Plans, the number of shares of Company Common Stock subject thereto, the grant dates, the plans under which such options were granted, expiration dates, exercise or base prices (if applicable) and vesting schedules thereof, the names of the holders thereof and the amount each such holder is entitled to receive pursuant to Section 1.12(a) and (B) all shares of Company Common Stock or other share-based awards that were outstanding but were subject to vesting or other forfeiture restrictions, including Restricted Stock Awards, or were subject to a right of repurchase by the Company at a fixed purchase price as of such time under the Company Equity Plans, the number of shares of Company Common Stock subject thereto, the grant and issuance dates, the plan under which such awards were granted, vesting schedules and repurchase price (if any) thereof and the names of the holders thereof.

(e) The Company has delivered to Parent true and complete copies of the Company Equity Plans and all forms of award agreements with respect to the grant of all Company Stock Options outstanding as of the date hereof and no stock option agreement or other award agreement contains terms that are inconsistent with or in addition to such forms. Prior to the date of this Agreement, the Company has obtained written consents, in form and substance reasonably satisfactory to Parent, from all Persons identified on Section 3.2(e) of the Company Letter regarding the treatment of Company Stock Options contemplated by Section 1.12(a).

Section 3.3 Authority.

(a) On or prior to the date of this Agreement, the Board of Directors of the Company has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the IBCA, (iii) approved the Shareholder Agreements, (iv) resolved to recommend the approval and adoption of this Agreement by the Company’s shareholders and (v) directed that this Agreement be submitted to the Company’s shareholders for approval and adoption. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the shareholders of the Company, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to (x) approval and adoption of this Agreement by the shareholders of the Company and (y) the filing of appropriate merger documents as required by the IBCA. This Agreement has been duly executed and delivered by the Company and, assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub and the validity and binding effect of this Agreement on Parent and Sub, this Agreement constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). The filing of the Proxy Statement with the Securities and Exchange Commission (the “SEC”) has been duly authorized by the Company’s Board of Directors. The Company has delivered or made available to Parent complete and correct copies of the Company Charter and Company Bylaws and the charter, bylaws, certificate of formation, limited liability company agreement or other organizational documents (“Organizational Documents”) of each of its Subsidiaries.

(b) On or prior to the date of this Agreement, the Board of Directors of the Company has (i) determined that the Holding Company Merger Agreement and the transactions contemplated thereby, including the Holding Company Merger, are advisable and fair to and in the best interests of the Company and its shareholders, (ii) approved the Holding Company Merger Agreement and the transactions contemplated thereby, including the Holding Company Merger, in accordance with the IBCA, (iii) resolved to recommend the approval and adoption of the Holding Company Merger Agreement by the Company’s shareholders and (iv) directed that the Holding Company Merger Agreement be submitted to the Company’s shareholders for approval and adoption. The Company has all requisite corporate power and authority to enter into the Holding Company Merger Agreement and, subject to approval of the Holding Company Merger Agreement by the shareholders of the Company, to consummate the transactions contemplated thereby. The execution and delivery of the Holding Company Merger Agreement by the Company and the consummation by the Company of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company, subject to (x) approval and adoption of the Holding Company Merger Agreement by the shareholders of the Company and (y) the filing of appropriate merger documents as required by the IBCA.

(c) On or prior to the date of this Agreement, the Board of Directors of the Company Bank has determined that the Bank Merger Agreement and the transactions contemplated thereby, including the Bank Merger, are advisable and fair to and in the best interests of the Company Bank and its shareholder. The Company Bank has all requisite corporate power and authority to enter into the Bank Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement by the Company Bank and the consummation by the Company Bank of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company Bank, subject to the approval and adoption of the Bank Merger Agreement by the Company, the sole shareholder of the Company Bank, and the filing of appropriate merger documents as required by the IBA and the SDS.

Section 3.4 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section 3.4 have been obtained and all filings and obligations described in this Section 3.4 have been made, except as set forth in Section 3.4 of the Company Letter, the execution and delivery of this Agreement and the Holding Company Merger Agreement by the Company and the execution and delivery of the Bank Merger Agreement by Company Bank do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof by the Company and the Company Bank will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation under, or result in the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Company Charter or the Company Bylaws, (ii) the Organizational Documents of any of the Company’s Subsidiaries, (iii) any Company Contract or (iv) any Order or Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (iii), any such violations, defaults, rights or Liens that would not, individually or in the aggregate, have a Material Adverse Effect on the Company or materially impair the ability of the Company or the Company Bank to perform its obligations hereunder or thereunder or prevent or materially delay the consummation of any of the transactions contemplated hereby or thereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Holding Company Merger Agreement by the Company or the Bank Merger Agreement by the Company Bank or is necessary for the consummation by the Company or the Company Bank of the Merger, the Holding Company Merger or the Bank Merger, as applicable and the other transactions contemplated by this Agreement, except for (I) the Specified Requisite Regulatory Approvals, (II) in connection, or in compliance, with the provisions of the Exchange Act, (III) with respect to the Merger and the Holding Company Merger, the filing of articles of merger with the Secretary of State of the State of Iowa and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (IV) with respect to the Bank Merger, the filing of the articles of merger with the Secretary of State of the State of Iowa and Secretary of State of the State of South Dakota and appropriate documents with the relevant authorities of other states in which the Company Bank or any of its Subsidiaries is qualified to do business, (V) such filings, authorizations, Orders and approvals as may be required to obtain the State Takeover Approvals, (VI) such filings as may be required in connection with the Taxes described in Section 5.7, (VII) compliance with applicable requirements of The NASDAQ Global Market (“NASDAQ”), (VIII) compliance with applicable requirements, if any, under foreign or multinational Laws relating to antitrust and to competition clearances and (IX) such other consents, Orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company or materially impair the ability of the Company or the Company Bank to perform its obligations hereunder or prevent or materially delay the consummation of any of the transactions contemplated hereby by the Company or Company Bank.

Section 3.5 SEC Documents, Other Reports and Sarbanes-Oxley.

(a) The Company has timely made all filings required to be made by it under the Securities Act or the Exchange Act since January 1, 2007 (the “Company SEC Documents”). As of their respective filing dates or, if amended, as of the date of the last amendment prior to the date hereof, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of their operations and their cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof or as required by GAAP, the Company has not, between January 1, 2007 and the date hereof, made or adopted any change in its accounting methods, practices or policies in effect on January 1, 2007.

(b) Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and former principal financial officer of Company, as applicable) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder or under the Exchange Act (the “Sarbanes-Oxley Act”) with respect to the Company SEC Documents and, at the time of filing of each such certification, such certification was true and accurate. The Company has made available to Parent a summary of any disclosure made by the Company’s management to the Company’s auditors and the audit committee of the Company’s Board of Directors referred to in such certifications. For purposes of this Section 3.5(b), “principal executive officer” and “principal financial officer” shall have the meanings ascribed to such terms in the Sarbanes-Oxley Act.

(c) The Company has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that the Company maintains records that, in reasonable detail, accurately and fairly reflect the respective transactions and dispositions of assets of the Company and its Subsidiaries, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) that receipts and expenditures are being made only in accordance with authorizations of management and the Board of Directors of the Company and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the Company’s financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. As of their respective filing dates or, if amended, as of the date of the last amendment prior to the date hereof, to the extent required by applicable Law, the Company has disclosed, in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto prior to the date hereof, any change in the Company’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company has disclosed, based on the most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company’s Board of Directors (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d) The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures and, as of their respective filing dates or, if amended, as of the date of the last amendment prior to the date hereof, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto prior to the date hereof its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(e) No accounting rule, opinion, standard, consensus or pronouncement applicable to the Company or any of its Subsidiaries has been finally adopted and not subsequently withdrawn by the SEC, the Financial Accounting Standards Board, the Emerging Issues Task Force, the Public Company Accounting Oversight Board or any similar body that the Company or any of its Subsidiaries is required to implement (whether currently or after a prescribed transition period) but has not yet implemented as of the date of this Agreement and that, if so implemented, would reasonably be expected to have a Material Adverse Effect on the Company.

(f) The Company is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ. Except as permitted by the Exchange Act, including Sections 13(k)(2) and 13(k)(3), since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified personal loans to any executive officer or director of the Company.

Section 3.6 Proxy Statement. None of the information to be included or incorporated by reference in the Proxy Statement (other than information with respect to Parent or Sub supplied in writing by Parent to the Company expressly for inclusion in the Proxy Statement) will, at the time of the mailing of the Proxy Statement and at the time of the Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Shareholder Meeting any event shall occur which is required at that time to be described in the Proxy Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the shareholders of the Company. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

Section 3.7 Absence of Certain Changes or Events; No Undisclosed Liabilities.

(a) Except as disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement or as disclosed in Section 3.7(a) of the Company Letter, since December 31, 2011: (i) the Company and its Subsidiaries have conducted their businesses, in all material respects, in the ordinary course consistent with past practice; (ii) the Company and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has, individually or in the aggregate, had a Material Adverse Effect on the Company; (iii) there has not been any action taken or committed to be taken by the Company or any of its Subsidiaries which, if taken following entry by the Company into this Agreement, would have required the consent of Parent pursuant to Section 4.1 and (iv) there has been no event, occurrence, fact, condition, effect, change or development which, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Change with respect to the Company.

(b) Except as set forth in Section 3.7(b) of the Company Letter, neither the Company nor any of its Subsidiaries has any debts, liabilities, commitments or obligations of any nature (whether accrued or fixed, absolute or contingent, matured or unmatured, direct or indirect, known or unknown, asserted or unasserted), except (i) liabilities and obligations reflected or reserved against in the balance sheet of the Company dated December 31, 2011 included in the Form 10-K filed by the Company with the SEC on March 9, 2012 (or described in the notes thereto), (ii) liabilities and obligations reasonably incurred since December 31, 2011 in the ordinary course of business consistent with past practice which, individually or in the aggregate, would not have a Material Adverse Effect on the Company and (iii) liabilities and obligations incurred in connection with this Agreement or the transactions contemplated hereby.

Section 3.8 Permits and Compliance. The Company and each of its Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, charters, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and each of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company threatened. Neither the Company nor any of its Subsidiaries is, or since December 31, 2007 has been, in violation of (i) its Organizational Documents, (ii) any applicable Law, (iii) any Company Permit or (iv) any Order, except, in the case of clauses (ii) and (iii), for any immaterial violations. No notice of any such violation or non-compliance has been received by the Company or any of its Subsidiaries.

Section 3.9 Tax Matters. Except as set forth in Section 3.9 of the Company Letter: (i) all material Taxes (whether or not shown on any Tax Return) for which the Company or any Subsidiary may be liable have been timely paid; (ii) all Tax Returns required to have been filed by or with respect to the Company and each Subsidiary have been timely filed, and all such Tax Returns are complete and accurate and disclose all Taxes required to be paid by or with respect to the Company and each Subsidiary for the periods covered thereby, except to the extent that any failure to so file or any failure to be complete and accurate and disclose all Taxes would not, individually or in the aggregate, have a Material Adverse Effect on the Company; (iii) no extension of time within which to file any such Tax Return is in effect; (iv) no waiver of any statute of limitations relating to Taxes for which the Company or any Subsidiary may be liable is in effect, and no written request for such a waiver is outstanding; (v) Section 3.9 of the Company Letter sets forth a schedule of the Tax Returns referred to in clause (ii) relating to income Taxes with respect to which neither the appropriate Governmental Entity has completed its examination (with all issues finally resolved) nor the period for assessment of the associated Taxes (taking into account all applicable extensions and waivers) has expired; (vi) there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened in writing with respect to Taxes for which the Company or any Subsidiary may be liable; (vii) no claim has ever been made in writing by a Governmental Entity in a jurisdiction where the Company or any Subsidiary has never paid Taxes or filed Tax Returns asserting that the Company or such Subsidiary, respectively, is or may be subject to Taxes assessed by such jurisdiction; (viii) all material deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (ii) have been paid in full or otherwise finally resolved; (ix) neither the Company nor any Subsidiary will be required to include or accelerate the recognition of any material item in income, or exclude or defer any material deduction or other tax benefit, in each case in any taxable period (or portion thereof) after Closing, as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale, or the receipt of any prepaid amount, in each case prior to Closing; (x) no election under Section 108(i) of the Code will affect any material item of income, gain, loss or deduction of the Company or any Subsidiary after the Closing; (xi) all Tax sharing arrangements and Tax indemnity arrangements relating to the Company or any Subsidiary (other than this Agreement) will terminate prior to the Closing Date and neither the Company nor any Subsidiary will have any liability thereunder on or after the Closing Date; (xii) there are no liens for Taxes upon the assets of the Company or any Subsidiary except liens relating to current Taxes not yet due; (xiii) all material Taxes which the Company or any Subsidiary is required by law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate Governmental Entity; (xiv) neither the Company nor any Subsidiary has been a member of any affiliated group of corporations (within the meaning of Section 1504(a) of the Code, but without regard to the limitations contained in Section 1504(b) of the Code) filing Tax Returns on a combined, consolidated, unitary or similar basis other than the group of which it is presently a member; (xv) neither the Company nor any Subsidiary has any liability for Taxes of another Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), under any agreement or arrangement, as a transferee or successor, or otherwise; (xvi) with respect to each transaction in which the Company or any Subsidiary has participated that is a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1), such participation has been properly disclosed on Internal Revenue Service (“IRS”) Form 8886 (Reportable Transaction Disclosure Statement) and on any corresponding form required under state, local or other law; (xvii) during the last three years, neither the Company nor any Subsidiary has been a party to any transaction treated by the parties thereto as one to which Section 355 of the Code (or any similar provision of state, local or foreign Law) applied; (xviii) no transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code (relating to “FIRPTA”) and (xix) no real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax will be imposed on the transactions contemplated by this Agreement. For purposes of this Agreement: (A) “Taxes” means: (I) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental (including taxes under Section 59A of the Code) tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity; and (II) any liability of the Company or its Subsidiaries for the payment of amounts with respect to payments of a type described in clause (I) as a result of being a member of an affiliated, consolidated, combined or unitary group, as a result of any obligation under any agreement or arrangement, as a result of being a transferees or successor, or otherwise; and (B) “Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

Section 3.10 Litigation.

(a) Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, there are no outstanding Orders of any Governmental Entity against or involving the Company or any of its Subsidiaries or, to the Knowledge of the Company, against or involving any of the present or former directors, officers, employees or consultants, agents or shareholders of the Company or its Subsidiaries as such, or any of its or their properties, assets or business or any Company Plan. Except as set forth in Section 3.10(a) of the Company Letter, no such Order would, individually or in the aggregate, have a Material Adverse Effect on the Company or materially impair the ability of the Company to perform its obligations hereunder or prevent or materially delay the consummation of the transactions contemplated hereby.

(b) Except as set forth in Section 3.10(b) of the Company Letter, none of the Company or any of its Subsidiaries is subject to, nor to the Knowledge of the Company will the Company or any of its Subsidiaries become subject to, any Order, agreement, memorandum of understanding, direction or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any extraordinary board resolutions at the request of, any Governmental Body charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or otherwise involved with the supervision or regulation of the Company or any of its Subsidiaries.

(c) Except as set forth in Section 3.10(c) of the Company Letter, the Company and each of its Subsidiaries have complied, in all material respects, with all Laws and Orders which are applicable to the Company, the Subsidiaries or their assets, properties or businesses, including all consumer privacy laws, the Truth in Lending Act, the Home Owner’s Equity Protection Act, the Real Estate Settlement Procedures Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Protection Act, 12 U.S.C. Section 1831d(a), the USA PATRIOT Act, the Bank Secrecy Act and the Community Reinvestment Act (and, with respect to the Community Reinvestment Act, currently has rating of “Satisfactory” or better).

(d) Except as set forth in the Company SEC Documents filed prior to the date of this Agreement or in Section 3.10(d) of the Company Letter, there are no Actions pending or, to the Knowledge of the Company, threatened against or involving the Company or its Subsidiaries or, to the Knowledge of the Company, any of its or their present or former directors, officers, employees or consultants, agents or shareholders as such, or any of its or their properties, assets or business or any Company Plan (a) that would, individually or in the aggregate, have a Material Adverse Effect on the Company or materially impair the ability of the Company to perform its obligations hereunder or prevent or materially delay the consummation of the transactions contemplated hereby or (b) relating to the transactions contemplated by this Agreement.

(e) Except as set forth in Section 3.10(e) of the Company Letter, to the Knowledge of the Company none of the Company or any of its Subsidiaries is subject to any audit or investigation by any Government Entity.

Section 3.11 Certain Agreements.

(a) Except as filed as exhibits to the Company SEC Documents filed prior to the date hereof and except as set forth in Section 3.11(a) of the Company Letter, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any Contract which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);

(ii) any Contract which purports to limit or restrict the manner or localities in which the Company or any of its Affiliates (including Parent or any of its Subsidiaries following the Merger) may conduct business or the types or lines of business in which any of them may engage, or any Contract which obligates the Company or any of its Affiliates (including Parent or any of its Subsidiaries following the Merger) to extend most-favored nation pricing or other rights to any Person, or any Contract imposing exclusivity obligations on the Company or any of its Affiliates (including Parent or any of its Subsidiaries following the Merger) or imposing obligations on the Company or any of its Affiliates (including Parent or any of its Subsidiaries following the Merger) with respect to non-solicitation provisions;

(iii) any Contract which requires any payment by the Company or any of its Subsidiaries in excess of $37,500 in any year or which is not terminable within one year without penalty, or which requires any payment to the Company or any of its Subsidiaries in excess of $37,500 in any year or which is not terminable within one year without penalty, in each case other than extensions of credit made by Company Bank;

(iv) any Contract relating to the purchase, sale or lease of real property;

(v) any Contract of indemnification or any guaranty of the obligations of any Person by the Company or its Subsidiaries;

(vi) any Contract with any current or former employee of the Company or any of its Subsidiaries or with any Related Person;

(vii) since January 1, 2007, any Contract relating to the acquisition or disposition of any business (whether by merger, sale or purchase of stock or assets or otherwise);

(viii) any settlement Contract which affects the conduct of the Company’s or its Subsidiaries’ businesses or under which payments are required to be made by the Company or any of its Subsidiaries;

(ix) any Contract which provides for, or relates to, the incurrence by the Company or any Subsidiary of indebtedness for or the guaranty of borrowed money (including any interest rate or non-U.S. currency swap, cap, collar, hedge or insurance agreements, or options or forwards on such agreements, or other similar agreements for the purpose of managing the interest rate and/or non-U.S. exchange risk associated with its financing), other than agreements among direct or indirect wholly owned Company Subsidiaries, deposit account arrangements (other than deposit arrangements characterized as brokered deposits under applicable FDIC regulations) and ordinary course trade payables and accrued expenses;

(x) any joint venture, partnership, limited liability company or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company or any of its Subsidiaries;

(xi) any Contract with a Governmental Entity;

(xii) any Contract pursuant to which the Company or any of its Subsidiaries is obligated to repurchase any loan agreement, note or borrowing arrangement; or

(xiii) any other Contract that is material to the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.

The Company has previously made available to Parent complete and correct copies of each Contract of the type described in this Section 3.11 which was entered into prior to the date hereof. All Contracts of the type described in this Section 3.11 shall be referred to as “Company Contracts” regardless of whether they were entered into before or after the date hereof.

(b) All of the Company Contracts are valid and in full force and effect (except those which are cancelled, rescinded or terminated after the date hereof in accordance with their terms), except where the failure to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect on the Company. No Person is challenging the validity or enforceability of any Company Contract, except such challenges which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries and, to the Knowledge of the Company, none of the other parties thereto, is in breach of any provision of, or committed or failed to perform any act which (with or without notice or lapse of time or both) would constitute a default under the provisions of, any Company Contract, except for those violations and defaults which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

Section 3.12 ERISA.

(a) Section 3.12(a) of the Company Letter sets forth an accurate and complete list of (i) all “employee benefit plans” (within the meaning of Section 3(3) of ERISA) and (ii) any other employee benefit plan, program, payroll practice, policy, Contract, trust, understanding or arrangement of any kind, whether written or oral, including any pension, retirement, profit-sharing, thrift, deferred compensation, severance, employment, consulting, change in control, retention, incentive, equity or equity-based compensation, performance, bonus, vacation or holiday pay, sick pay, sick leave, hospitalization or other medical, disability, life, accident or other insurance, or other welfare, retiree welfare or benefit plan, to which either the Company or any of its ERISA Affiliates maintains, sponsors, contributes to, is a party, or by which it is bound, or pursuant to which it may be required to make any payment at any time for the benefit of any current or former employee, officer or director (or their beneficiaries), or with respect to which the Company or any its ERISA Affiliates, has any current or contingent liability or obligation (“Company Plans”), in each case excluding de minimis fringe benefits available to employees generally. For purposes of this Agreement, “ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such Person pursuant to Section 414(b), (c), (m) or (o) of the Code and the rules and regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the rules and regulations promulgated thereunder.

(b) With respect to each material Company Plan, to the extent applicable, the Company has delivered or made available to Parent a true and correct copy of (i) the three (3) most recent annual reports (Form 5500) filed with the Department of Labor and audited schedules, (ii) the three (3) most recent actuarial reports, (iii) each such Company Plan that has been reduced to writing and all amendments thereto, (iv) each trust, insurance or administrative Contract relating to each such Company Plan, (v) a written summary of each unwritten Company Plan, (vi) the most recent summary plan description and summary of material modifications or other written explanation of each Company Plan provided to participants or beneficiaries, (vii) the most recent determination letter or opinion letter issued by the IRS with respect to any Company Plan intended to be qualified under Section 401(a) of the Code and (viii) all correspondence with the IRS, the Department of Labor, the SEC or Pension Benefit Guaranty Corporation or any other Governmental Entity relating to any outstanding controversy, investigation or audit. With respect to each Company Plan that is a “multiple employer plan” within the meaning of Section 413(c) of the Code that is subject to the minimum funding standards of Section 412 or 4971 of the Code or Section 302 of ERISA or to Title IV of ERISA (a “Multiple Employer Pension Plan”), the Company has delivered or made available to Parent true and complete copies of all correspondence and other information in the Company or any ERISA Affiliate’s possession relating to (i) any anticipated increase in contribution rates with respect to such plan and (ii) the amount for which the Company or any ERISA Affiliate is or could be liable under Title IV of ERISA for a total or partial withdrawal as of any date of for any reason. Section 3.12(b) of the Company Letter sets forth a true and complete list of the amounts which each of the Company and each ERISA Affiliate was required to pay (and if less, the amounts actually paid) to any Multiple Employer Pension Plan with respect to each of the plan years 2008 through 2011. With respect to the First Federal Savings Bank of Iowa Death Benefit Only Plan (“DBO Plan”), the Company has delivered to Parent true and complete copies of all communications provided to participants or beneficiaries regarding the plan. Each Company Plan complies, and has been operated and administered to comply with its terms and the Employee Retirement Income Security Act of 1974 (“ERISA”), the Code and any other applicable Law in all material respects. There are no actions, suits or claims (other than routine claims for benefits) pending or, to Company’s Knowledge, threatened involving any Company Plan or the assets of any Company Plan.

(c) All contributions or payments required to be made to each Company Plan have been timely made and all obligations in respect of each Company Plan have been properly accrued and reflected on the Company’s financial statements.

(d) Except as set forth in Section 3.12(d) of the Company Letter, neither the Company nor any of its ERISA Affiliates currently maintains, contributes to or has any liability under or, at any time in the past has maintained, contributed to or had any liability under, a “multiemployer plan” (as defined in Section 3(37) of ERISA).

(e) Except as set forth in Section 3.12(e) of the Company Letter, with respect to each Multiple Employer Pension Plan, (i) no proceeding has been initiated by any Person to terminate such plan; (ii) there has been no “reportable event” (as such term is defined in Section 4043(b) of ERISA); (iii) no liability under Title IV or Section 302 of ERISA has been incurred by the Company or any of its ERISA Affiliates that has not been satisfied in full, no condition exists that presents a risk to the Company or any of its ERISA Affiliates of incurring any such liability and no such liability will become a liability of the Company or any of its ERISA Affiliates; (iv) such plan’s benefit liabilities under Section 4001(a)(16) of ERISA do not exceed the current value of such plan’s assets, determined in accordance with the assumptions used for funding the plan pursuant to Section 412 and Section 430 of the Code for the applicable plan year; (v) no plan has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed year; (vi) each required installment or any other payment required under Section 412 of the Code or Section 303 of ERISA has been made before the applicable due date; (vii) no plan has applied for or received a waiver of the minimum funding standards or an extension of any amortization period within the meaning of Section 412 of the Code or Sections 302 or 303 of ERISA; (viii) there are no funding-based limitations (within the meaning of Section 436 of the Code) currently in effect; (ix) the assets of each such plan are sufficient to satisfy all obligations of the plan if the plan were to terminate as of the date hereof; (x) no event has occurred that would reasonably be expected to result in a complete or partial withdrawal by the Company or any of its ERISA Affiliates; and (xi) none of the Company or any of its ERISA Affiliates has failed to make a required or disputed contribution.

(f) All benefits which are required to be fully vested in connection with the termination of the ESOP as provided in Section 5.11 are, or will be as of the Closing Date, included in the account balances of the ESOP participants, the assets associated with such benefits are held in the First Federal Savings Bank of Iowa 401(k) and Stock Ownership Trust and no contribution will be required to be made to the ESOP by the Company or any of its Subsidiaries in connection with the termination of the ESOP. The ESOP has no outstanding acquisition indebtedness or other notes payable.

(g) With respect to the Company Plans, no event or set of circumstances has occurred and there exists no condition or set of circumstances in connection with which the Company or any of its ERISA Affiliates or any Company Plan fiduciary could be subject to any liability under the terms of such Company Plans, ERISA, the Code or any other applicable Law. The ESOP and each Company Plan that is intended by its terms to be, or is otherwise treated by the Company as, qualified under Section 401(a) of the Code has been the subject of a favorable determination letter from the IRS or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype sponsor, to the effect that such Company Plan is so qualified, and that such Company Plan and the trust related thereto are exempt from federal income Taxes under Section 401(a) and 501(a), respectively, of the Code. No event has occurred relating to any such Company Plan that would reasonably be expected to adversely affect its qualification or materially increase its costs. Each of the Company Plans is subject only to the Laws of the United States or a political subdivision thereof.

(h) Neither the Company nor any of its ERISA Affiliates has any liability or obligation under any Company Plan or otherwise to provide post-employment or retiree benefits to or in respect of any former employee or any other Person other than as specifically required by Section 4980B of the Code, Part 6 of ERISA or other applicable Law. Neither the Company nor any of its ERISA Affiliates has any liability of any kind whatsoever, whether known or unknown, direct, indirect, contingent or otherwise, on account of a violation of the health care requirements of Section 4980B or 4980D of the Code or Part 6 or 7 of Subtitle B of Title I of ERISA. With respect to any Company Plan that is an employee welfare benefit plan, no such Company Plan is unfunded or funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code).

(i) There are no nonexempt prohibited transactions within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to any Company Plan that has occurred that would give rise to liability on the part of the Company or any of its ERISA Affiliates, any officer of the Company or any of the Company Plans under Section 502(i) of ERISA or Section 4975 of the Code or otherwise and no breaches of fiduciary duty have occurred which may give rise to liability on the part of the Company or any of its ERISA Affiliates under Sections 409 or 502(l) of ERISA or otherwise.

(j) With respect to each Company Plan that is a “non-qualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and is subject to Section 409A of the Code, (i) the written terms of such Company Plan have at all times since January 1, 2009 been in compliance, in all material respects, with, and (ii) such Company Plan has, at all times while subject to Section 409A of the Code, been operated in all material respects in compliance with Section 409A of the Code, the regulations promulgated thereunder and all applicable guidance thereunder. Neither the Company nor any of its Subsidiaries has any obligation to provide any gross-up payment to any individual with respect to any Tax obligation under Section 4999 or 409A of the Code or otherwise.

(k) No amount that could be received, whether in cash or property or the vesting of property, as a result of the Merger or any other transaction contemplated hereby by any employee, officer or director of the Company or any of its Affiliates who is a “disqualified individual,” as such term is defined in Treasury Regulation Section 1.280G-1, under any Company Plan, either alone or together with any other event, could be characterized as an “excess parachute payment,” as defined in Section 280G of the Code, or would constitute an “excess parachute payment” if such amount were subject to the provisions of Section 280G of the Code. No Person is entitled to a gross-up payment from the Company or any of its Subsidiaries as a result of the imposition of a Tax under Section 4999 of the Code.

(l) Except as set forth in Section 3.12(l) of the Company Letter, the execution, delivery and performance by the Company of this Agreement do not, and the consummation of the Merger and the other transactions contemplated hereby and compliance with the terms hereof (whether alone or in connection with any subsequent other event(s)) will not, (i) entitle any employee, officer or director of the Company or any of its Subsidiaries to any severance, transaction bonus, change in control, retention or other payment, (ii) accelerate the time of payment or vesting or trigger any payment or funding, through a grantor trust or otherwise, of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Plan or (iii) result in any breach or violation of, or a default under, any Company Plan.

(m) The Company and all of its ERISA Affiliates have at all times reserved the right and power to terminate, suspend, discontinue and amend all Company Plans, including all welfare plans that provide benefits to any retiree or other former employee, and such right and power have been appropriately and satisfactorily communicated to all employees and participants.

Section 3.13 Compliance with Worker Safety and Environmental Laws. The properties, assets and operations of the Company and its Subsidiaries are in compliance with all applicable federal, state, local and foreign Laws, rules and regulations, Orders, permits and licenses relating to public and worker health and safety (collectively, “Worker Safety Laws”) and the protection and clean-up of the environment and activities or conditions related thereto, including those relating to the generation, handling, disposal, transportation or release of hazardous materials (collectively, “Environmental Laws”), except for any violations that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company or its Subsidiaries that may interfere with or prevent compliance or continued compliance with applicable Worker Safety Laws and Environmental Laws, other than any such interference or prevention as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

Section 3.14 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to, bound by, subject to any collective bargaining agreement or any similar Contract, work rules or practices with any labor union or similar organization. There are no pending or, to the Knowledge of the Company, threatened, and have not been at any time any labor strikes, disputes, slowdowns, stoppages or union organizing efforts, except where such strike, dispute, slowdown, work stoppage or union organizing effort would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company is in material compliance with all applicable Laws pertaining to employment and employment practices, terms and conditions of employment, employment classification, wages and hours of work (including all state and federal requirements regarding compensation for time worked, maximum hours of work, child labor restrictions, overtime, meal and rest periods, proper payment of bonuses and commissions, compliant record-keeping practices and timely payment of wages), discrimination in employment, affirmative action obligations, equal employment opportunity, immigration and work authorization, leaves, reasonable accommodations, whistleblower, facility closures and layoffs (including the WARN Act), occupational safety and health, workers’ compensation, unemployment compensation, confidentiality, labor relations and collective bargaining, and are not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing. There are no Actions, suits, claims, audits, charges, grievances, arbitrations, investigations or other legal proceedings against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Entity or arbitrator in connection with the employment of any current or former employee of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment related matter arising under applicable Laws, except where such suit, claim, audit, charge, grievance, arbitration, investigation or other Action would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The employment of any terminated former employee of the Company has been terminated in compliance with any applicable Contract terms and Laws, and the Company does not have any liability under any such Contract or Laws toward any such terminated employee.

(b) The Company and its Subsidiaries are and have been in compliance with the requirements of the Workers Adjustment and Retraining Notification Act of 1988 and any analogous state, local or foreign Law (including any state Laws relating to plant closings or mass layoffs) (the “WARN Act”) and have no liabilities or unfulfilled notice obligations pursuant to the WARN Act.

Section 3.15 Intellectual Property.

(a) Except as set forth in Section 3.15(a) of the Company Letter, the Company and its Subsidiaries own or have a valid right to use all patents, trademarks, trade names, service marks, domain names, copyrights and any applications and registrations for any of the foregoing, trade secrets, know-how, technology, computer software and other tangible and intangible proprietary information and intellectual property rights (collectively, “Intellectual Property Rights”), as are necessary to conduct the business of the Company and its Subsidiaries as currently conducted or planned to be conducted by the Company and its Subsidiaries. Following the Closing, the Company and its Subsidiaries will continue to have all such Intellectual Property Rights. To the Knowledge of the Company, neither the Company nor its Subsidiaries has infringed, misappropriated or violated in any material respect any Intellectual Property Rights of any third party. To the Knowledge of the Company, no third party infringes, misappropriates or violates, in any material respect, any Intellectual Property Rights owned or exclusively licensed by or to the Company or its Subsidiaries.

(b) Except as set forth in the Company SEC Documents filed prior to the date of this Agreement or in Section 3.15(b) of the Company Letter, as of the date of this Agreement, there are no Actions pending or, to the Knowledge of the Company, threatened that challenge or question the Intellectual Property Rights of the Company or its Subsidiaries.

Section 3.16 Properties and Assets.

(a) Section 3.16(a) of the Company Letter contains a description of each real property owned by the Company or any of its Subsidiaries, showing the record title holder, permanent index (tax) number and common addresses (the “Owned Properties”).

(b) The Owned Properties and the properties leased by the Company or its Subsidiaries pursuant to the Contracts set forth in Section 3.11(a)(iv) of the Company Letter constitute all of the real estate on which the Company and its Subsidiaries maintain their facilities or conduct their business or otherwise own.

(c) The Company, directly or through its Subsidiaries, has good and marketable title to or, in the case of leased property and leased tangible assets, a valid leasehold interest in, all of the Company’s and its Subsidiaries’ real properties and other material tangible assets, free and clear of all Liens, except those Liens for Taxes not yet due and payable and such other Liens or minor imperfections of title, if any, that do not materially detract from the value or materially interfere with the present use of the affected property or asset. Such properties and assets, together with all properties and assets held by the Company and its Subsidiaries under leases or licenses and all Intellectual Property Rights held by the Company and its Subsidiaries, include all tangible and intangible property, assets, Contracts and rights necessary or required for the operation of the business of the Company and its Subsidiaries as presently conducted.

Section 3.17 Company Loans.

(a) Each loan agreement, note or borrowing arrangement, including portions of outstanding lines of credit, loan commitments and any other contingent exposures (such as letters of credit), on the Company’s or any of its Subsidiaries’ books and records (collectively, the “Company Loans”), (i) was made and has been serviced in accordance with the Company’s or any of its Subsidiaries’ lending standards in the ordinary course of business in all material respects; (ii) is evidenced by appropriate and sufficient documentation; (iii) to the extent underwritten as secured, has been secured by valid liens and security interests which have been perfected; and (iv) constitutes, to the Knowledge of the Company or any of its Subsidiaries, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms in all material respects (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and is in full force and effect. The Company and each of its Subsidiary have previously made available to Parent complete and correct copies of their respective lending policies. The loan agreements of the Company and its Subsidiaries are in compliance in all material respects with all applicable laws, rules and regulations. Each Company Loan has been solicited and originated, and is currently serviced, in accordance in all material respects with all Laws.

(b) Section 3.17(b) of the Company Letter discloses as of February 29, 2012: (i) any Company Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to the knowledge of the Company, in default of any other provision thereof; (ii) each Company Loan which has been classified as “other loans specially maintained,” “classified,” “criticized,” “substandard,” “doubtful,” “credit risk assets,” “watch list assets,” “loss” or “special mention” (or words of similar import) by the Company, any of its Subsidiaries or Governmental Entity (the “Classified Loans”); (iii) a listing of the real estate owned, acquired by foreclosure or by deed-in-lieu thereof or in the process of being so acquired, including the book value thereof (the “OREO”); (iv) each Company Loan with any Related Person; and (v) a listing of each residential mortgage Company Loan and the lien position with respect to the property securing the Company Loan. All Company Loans which are classified as loans to insiders under Regulation O have been made by the Company or any of its Subsidiaries in an arms-length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons and do not involve more than normal risk of collectability or present other unfavorable features in comparison to the Company’s other loans, and are otherwise in compliance with the requirements of Regulation O.

(c) The Company shall promptly after the end of each month after the date hereof and upon Closing inform Parent of the amount of Company Loans subject to each type of classification of the Classified Loans as of the end of such month.

(d) Set forth on Section 3.17(d) of the Company Letter is a complete and accurate list, as of February 29, 2012, of all Company Loans which are subject to any participation or any similar Contract, including a description of each such participation or Contract, and all Contracts relating thereto (collectively, the “Participation Contracts”).

(e) Set forth on Section 3.17(e) of the Company Letter is a complete and accurate list, as of February 29, 2012, of all Company Loans which are not serviced by the Company, including, a description of each Contract relating to such servicing (collectively, the “Servicing Contracts”).

(f) The Company has made available to Parent true and correct copies of the loan files related to the Company Loans. Such files contain, in all material respects, all of the documents and instruments relating to the Company Loans.

(g) All payments made on the Company Loans have been properly credited to the respective Company Loan.

(h) The allowances for loan losses reflected in the consolidated financial statements included in the Company SEC Documents were established in accordance with the requirements of GAAP, consistently applied with the Company’s past practice and to the

Knowledge of the Company, adequately provide, in all material respects, for possible losses on loans (including accrued interest receivable) and credit commitments (including stand-by letters of credit) outstanding as of the respective dates of such financial statements. All charge-offs, write-downs and other real estate owned reflected in such financial statements were established in accordance with the requirements of GAAP, consistently applied with the Company’s past practice and properly reflect the loss incurred on Company Loans (including accrual interest receivable) outstanding as of the respective dates of such financial statements.

(i) As to each Company Loan that is secured, whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Body, such guaranty is in full force and effect, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any breach, default or forfeiture of rights under such guaranty, or require the consent, approval, or act of, or the making of any filing with, any Governmental Entity.

(j) Company Bank has posted debit card transactions, including point of sale and ATM transactions, to the accounts of its customers in chronological or “real time” order as the transactions were presented to Company Bank and such posting order has been used by Company Bank since no later than January 1, 2007.

Section 3.18 Deposits.

(a) Section 3.18(a) of the Company Letter sets forth a complete and accurate list, as of February 29, 2012, of all Company Bank deposits (the “Company Deposits”) which are brokered deposits.

(b) The Company Deposits were solicited, opened, extended or made and have been maintained and currently exist in compliance, in all material respects, with all applicable requirements of Laws.

(c) The agreements relating to the Company Deposits are in compliance, in all material respects, with all applicable Laws.

(d) The Company Deposits are insured by the FDIC in accordance with the Federal Deposit Insurance Act to the fullest extent permitted by law. To the Knowledge of the Company, there is no action by the FDIC to terminate the Company Bank’s deposit insurance. The Company Bank has paid all premiums and assessments and has duly, timely and accurately filed all reports required to be paid or filed by it with the FDIC or any other applicable bank regulatory authority.

(e) Except as set forth in Section 3.18(e) of the Company Letter, none of the Company Deposits are subject to or were acquired through the Certificate of Deposit Account Registry Service (“CDARS Deposits”).

Section 3.19 Investment Portfolio.

(a) Section 3.19(a) of the Company Letter sets forth a true and complete list as of February 29, 2012 of all investments owned by the Company or any of its Subsidiaries

(collectively, the “Investments”), including (a) the fair market value of each such investment as passed upon by an independent third-party valuation agency, (b) the rating, if any, of each such investment as passed upon by the ratings agency of Standard & Poor’s or Moody’s Investor Service.

(b) Except as set forth in Section 3.19(b) of the Company Letter, the Company Bank owns the Investments free and clear of any Lien.

(c) The Company shall promptly after the end of each month after the date hereof and upon Closing deliver to Parent a notice setting forth any change to the information contained in Section 3.19(a) or Section 3.19(b) of the Company Letter during the immediately preceding month.

Section 3.20 Interest Rate Risk Management Instruments. Neither the Company nor any of its Subsidiaries has entered into or is subject to an interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements (collectively, “Interest Rate Instruments”), whether entered into for the account of the Company or any of its Subsidiaries or for the account if any customer of the Company or any of the Company’s Subsidiaries.

Section 3.21 Other Activities.

(a) Neither the Company, any of its Subsidiaries nor any of their respective current or former directors, officers or employees serves or has served in a fiduciary capacity, including as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor with respect to any account held by the Company or any of its Subsidiaries.

(b) With respect to all agreements pursuant to which the Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, the Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and, as of the date hereof, the value of such collateral equals or exceeds the amount of the debt secured thereby.

(c) Neither the Company nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and the Company is not aware of, and none of the Company or any of its Subsidiaries has been advised of, or has any reason to believe that any facts or circumstances exist, which would cause the Company Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, and the regulations promulgated thereunder (the “USA PATRIOT Act”), any sanctions regimes administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), or any other applicable anti-money laundering statute, rule or regulation or (iii) to be deemed not to be in satisfactory compliance with the applicable data privacy, safeguarding, and breach notice requirements for customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Company Bank pursuant to 12 C.F.R. Part 364. Furthermore, the Board of Directors of the Company Bank has adopted and the Company Bank has implemented (i) an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act, (ii) an OFAC sanctions compliance program and (iii) a data privacy and safeguarding program under applicable federal requirements.

(d) Section 3.21(d) of the Company Letter sets forth the lines of business engaged in by each Subsidiary of the Company. Section 3.21(d) of the Company Letter sets forth the Company Permits held by each Subsidiary of the Company with respect to such lines of business. Except as set forth in Section 3.21(d) of the Company Letter, none of the Company, any of its Subsidiaries or their respective directors, officers or employees is required to be registered, licensed or authorized under any applicable Laws or industry requirements as a broker or dealer, an insurance or mortgage agent, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, an investment adviser, representative or solicitor, a counseling officer, a sales person, a real-estate agent or in any similar capacity with any Governmental Entity or industry regulator.

Section 3.22 Transactions with Affiliates. Except as set forth in Section 3.22 of the Company Letter, there are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any Related Person or employee of the Company or any of its Subsidiaries, other than as part of the normal and customary terms of such persons’ employment or service as a director with the Company or any of its Subsidiaries and other than deposit products generally available to customers of the Company Bank. All Contracts between the Company and any of its Affiliates, or any Related Persons or employees, comply, to the extent applicable, with Regulations O and W.

Section 3.23 Approvals. To the Knowledge of the Company, there is no reason relating to the Company or any of its Subsidiaries why the Requisite Regulatory Approvals shall not be obtained in a prompt and timely manner.

Section 3.24 Insurance. The Company has made available to Parent prior to the date of this Agreement copies of all insurance policies which are maintained by the Company or any of its Subsidiaries or which names the Company or its Subsidiaries as an insured (or loss payee), including those which pertain to the Company’s or any of its Subsidiaries’ assets, employees or operations. All such insurance policies are in full force and effect and all premiums due thereunder have been paid. Neither the Company nor any of its Subsidiaries has received notice of cancellation of default under any such policy or notice of any pending or threatened termination or cancellation, coverage limitation or reduction or material premium increase with respect to any such policy. Neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy. There is no material claim by the Company or any of its Subsidiaries pending under any such insurance policy covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and any of its Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and to the Knowledge of the Company there are no circumstances, which would, or could reasonably could be expected to, give rise to any claim under any such policy.

Section 3.25 Opinion of Financial Advisor. The Company has received the opinion of Keefe, Bruyette & Woods, as of the date hereof, to the effect that, as of the date hereof, the Merger Consideration is fair to the Company’s shareholders from a financial point of view, a copy of which opinion has been delivered to Parent.

Section 3.26 State Takeover Statutes; Certain Charter Provisions. The Company has taken all action (including appropriate approvals of the Board of Directors of the Company) necessary to exempt Parent, its Subsidiaries and Affiliates, the Merger, this Agreement, the Shareholder Agreements and the transactions contemplated hereby and thereby from the requirements of any “fair price,” “business combination,” “moratorium,” “control share acquisition” statute or other similar anti-takeover Law, or any takeover provision in the Company Charter or the Company Bylaws.

Section 3.27 Required Vote of Company Shareholders. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is required to approve and adopt this Agreement. No other vote of the securityholders of the Company is required by Law, the Company Charter, the Company Bylaws or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

Section 3.28 Appraisal Rights. The Company Shareholders will not be entitled to appraisal rights under Section 490.1302 of the IBCA in connection with the Merger and the other transactions contemplated hereby.

Section 3.29 Brokers. No broker, investment banker or other Person, other than Keefe, Bruyette & Woods, the fees and expenses of which will be paid by the Company (as reflected in an agreement between Keefe, Bruyette & Woods and the Company, dated January 11, 2012, a copy of which has been furnished to Parent), is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1 Conduct of Business Pending the Merger. Except as expressly permitted by clauses (i) through (xxviii) of this Section 4.1, during the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in Section 4.1 of the Company Letter (with specific reference to the applicable subsection below), the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

(i)(A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its shareholders in their capacity as such, other than dividends or distributions from the Company’s Subsidiaries to the Company and other than the payment of a one time cash dividend of $0.0625 per each outstanding share of Company Common Stock, which dividend was declared on February 24, 2012 and is payable by the Company on April 6, 2012 to shareholders of record as of March 9, 2012, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire, any such shares or other securities;

(ii) authorize for issuance, issue, deliver, sell, pledge, dispose of, grant, transfer or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities, equity equivalent or convertible or exchangeable securities, other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement, in each case, in accordance with their current terms;

(iii) amend any of its Organizational Documents or alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any of its Subsidiaries;

(iv) change its interest rate or fee pricing policies with respect to Company Deposits or Company Loans other than in the ordinary course of business consistent with past practice provided, that the Company gives Parent notice of any changes made to such interest rate or fee pricing policies;

(v) amend, terminate, waive or modify any of the terms of (A) any Company Loan or Company Deposit except in the ordinary course of business consistent with past practice and applicable the Company Bank policies and only to the extent that such amendment, termination, waiver or modification does not alter the terms of such Company Loan or Company Deposit in any material respect and is not adverse to the Company or Parent in any manner or (B) any Investment;

(vi)(A) enter into any new line of business, amend, waive or modify its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, (B) make any underwriting exceptions in making or renewing any consumer loans, except as required by applicable Laws, (C) introduce any new loan or credit products (D) acquire any CDARS Deposits or make any of the Company Deposits CDARS Deposits, (E) enter into amend, terminate, waive or modify any Contract providing for any participation of or similar arrangement with respect to any Company Loan or (F) enter into amend, terminate, waive or modify any Contract providing for any servicing of any Company Loan by any third party;

(vii) enter into or approve any Company Loan or a group of related Company Loans in excess of $250,000 in the aggregate, or enter into or approve any renewal of any existing Company Loan or group of related Company Loans in excess of $500,000 in the aggregate ;

(viii) subject to clause (vii) immediately above, fail to make additional extensions of credit in the ordinary course of business consistent with past practices (subject to the Company’s customary credit underwriting qualifications);

(ix) purchase or invest in any securities or other investments other than Ginnie Maes, having (A) a face amount of not more than $2,000,000, and (B) with a weighted average life of not more than three (3) years assuming a 200 basis point increase in interest rates;

(x) close, sell, consolidate, or relocate any of the Company Bank’s branches;

(xi) make any material change in any information technology system utilized by the Company or any of its Subsidiaries;

(xii)(A) acquire or agree to acquire by merging or consolidating with, by purchasing a substantial portion of the assets of or equity in or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire, or agree to acquire, any assets other than assets acquired in the ordinary course of business consistent with past practice and not material to the Company and its Subsidiaries, taken as a whole or (B) make or agree to make any new capital expenditure or expenditures which, individually, is in excess of $5,000 or, in the aggregate, are in excess of $25,000;

(xiii) sell, transfer, lease, license (as licensor of Intellectual Property Rights of the Company or its Subsidiaries), mortgage, pledge, encumber or otherwise dispose of any of its properties or assets, other than sales of inventory in the ordinary course of business consistent with past practice and not material to the Company and its Subsidiaries, taken as a whole;

(xiv) acquire, lease (as lessee) or sell or lease (as lessor) any real property other than the disposition of OREO for not less than 95% of the book value of such OREO as reflected on the books and records of the Company Bank;

(xv)(A) incur, assume or modify any indebtedness for borrowed money, guarantee, endorse or otherwise become liable or responsible for (whether directly,

contingently or otherwise) any such indebtedness or other obligations of another Person or make any loans or advances (other than Company Loans) or capital contributions to, any other Person, other than indebtedness, loans, advances, capital contributions and investments between the Company and its Subsidiaries and other than borrowings by the Company Bank from the Federal Home Loan Bank of Des Moines, Iowa with maturities not exceeding one year and at the Federal Reserve Discount Window, in each case in the ordinary course of business consistent with past practice, (B) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or its Subsidiaries, (C) enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or (D) enter into any arrangement having the economic effect of any of the foregoing;

(xvi)(A) grant, increase, or accelerate the vesting or payment of, or announce or promise to grant, increase or accelerate the vesting or payment of, any compensation or benefits payable or to become payable to its directors, officers or employees, including any increase or change pursuant to any Company Plan, except in a manner which is consistent with the Company’s normal and customary past practices or (B) or establish, adopt, enter into, amend or take action to enhance or accelerate any rights or benefits under (or promise to take any such action(s)) any agreement, plan or arrangement that would constitute a Company Plan if it were in existence on the date hereof, except, in the case of each of clause (A) and clause (B), as required by Law or by any written Contract or any Company Plan in existence on the date hereof;

(xvii) terminate the employment of or hire any Person whose annual compensation exceeded or is reasonably expected to exceed $30,000;

(xviii) knowingly violate or knowingly fail to perform any obligation or duty imposed upon the Company or its Subsidiaries by any applicable Law;

(xix) make or adopt any change to its accounting methods, practices, policies or procedures (other than actions required to be taken by GAAP);

(xx) make any material change in internal control over financial reporting;

(xxi) fail to ensure that the charge-offs, write-downs and OREO established on the Company’s or any of its Subsidiaries’ books and records between the date hereof and the Closing Date will be established in accordance with the requirements of GAAP, consistently applied to the Company’s and its Subsidiaries’ past practice, and will properly reflect the losses incurred on outstanding Company Loans (including accrual interest receivable);

(xxii) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, settle or compromise any claim relating to Taxes, enter into any closing agreement or similar agreement relating to Taxes, otherwise settle any dispute relating to Taxes, or request any ruling or similar guidance with respect to Taxes;

(xxiii)(A) enter into, amend, modify or terminate any Company Contract, (B) waive, release or assign any rights under any Company Contract or (C) enter into, renew, or become subject to any Interest Rate Instrument whether for the account of the Company or any of its Subsidiaries or any of their respective customers;

(xxiv) enter into or amend any Contract (A) that would, after the Effective Time, restrict Parent or any of its Subsidiaries (including the Company and its Subsidiaries) with respect to engaging in any line of business or in any geographical area or (B) that contains exclusivity, most favored nation pricing or other provisions or non-solicitation provisions;

(xxv) waive or release any material right or claim or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice and applicable Company Bank policies or in accordance with their terms, of liabilities reflected or reserved against in the most recent Company SEC Documents filed prior to the date hereof or incurred in the ordinary course of business consistent with past practice;

(xxvi) initiate, settle or compromise any Action;

(xxvii) enter into any agreement or arrangement that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC;

(xxviii) take any action that would reasonably be expected to, or omit to take any action where such omission would reasonably be expected to, prevent, materially delay or impede the consummation of the Merger or the other transactions contemplated by this Agreement; or

(xxix) authorize, recommend, propose or announce an intention to do any of the foregoing or enter into any Contract to do any of the foregoing.

Section 4.2 No Solicitation.

(a) From the date hereof until the earlier of the Effective Time or the date on which this Agreement is terminated in accordance with the terms hereof, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of the Company or any of its Subsidiaries, or any financial advisor, attorney or other advisor or representative (“Representatives”) of the Company or any of its Subsidiaries, to, directly or indirectly (i) solicit, initiate or knowingly facilitate, induce or encourage the submission of any Takeover Proposal (as hereinafter defined) or any proposal that could reasonably be expected to lead to a Takeover Proposal, (ii) enter into any letter of intent, agreement in principle or Contract providing for, relating to or in connection with, any Takeover Proposal or any proposal that could reasonably be expected to lead to a Takeover Proposal, (iii) enter into, continue or otherwise participate in any discussions or negotiations with any Third

Party with respect to any Takeover Proposal or (iv) furnish to any Third Party any information regarding the Company or its Subsidiaries, or afford access to the properties, books and records of the Company or its Subsidiaries, to any Third Party in connection with or in response to any Takeover Proposal; provided, however, that prior to the Shareholder Meeting, nothing contained in this Agreement shall prevent the Company or its Board of Directors from taking any of the actions described in clauses (iii) and (iv) above in response to any unsolicited bona fide written Takeover Proposal by such Third Party, if and only to the extent that, (1) such Takeover Proposal would, if consummated, result in a Superior Proposal and, in the reasonable good faith judgment of the Board of Directors of the Company, after consultation with its outside financial advisors, the Third Party making such Superior Proposal has the financial means to conclude such transaction, (2) the failure to take such action would in the reasonable good faith judgment of the Board of Directors of the Company, after consultation with the outside corporate counsel of the Company, violate the fiduciary duties of the Board of Directors of the Company to the Company’s shareholders under applicable Law, (3) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such Third Party, the Board of Directors of the Company receives from such Third Party an executed confidentiality agreement which in all material respects shall be in the form set forth as Exhibit D of this Agreement and which shall contain provisions not less favorable to the Company than those contained in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), (4) the Company shall have provided to Parent in accordance with Section 4.2(b) all materials and information required under Section 4.2(b) to be delivered by the Company to Parent and (5) the Company shall have fully complied with this Section 4.2.

(b) The Company shall promptly, and in any event no later than twenty-four (24) hours after it receives any Takeover Proposal, or any written request for information regarding the Company or any of its Subsidiaries in connection with a Takeover Proposal or any inquiry with respect to, or which could reasonably be expected to lead to, any Takeover Proposal, advise Parent orally and in writing of such Takeover Proposal or request, including providing the identity of the Third Party making or submitting such Takeover Proposal or request, and (i) if it is in writing, a copy of such Takeover Proposal and any related draft agreements and other written material setting forth the material terms and conditions of such Takeover Proposal and (ii) if oral, a reasonably detailed written summary thereof, including the identity of such Third Party. The Company shall keep Parent informed in all material respects on a prompt basis of the status and details of any such Takeover Proposal or with respect to any change to the material terms of any such Takeover Proposal. The Company agrees that it shall, prior to or concurrent with the time it is provided to any Third Parties, provide to Parent any non-public information concerning the Company and its Subsidiaries that the Company provides to any Third Party in connection with any Takeover Proposal which was not previously provided to Parent.

(c) Notwithstanding Section 4.2(a), for the period between the date of this Agreement and ending at 11:59 p.m. (Central Time) on April 12, 2012 (the “Non-Restricted Period”), the Company and its Representatives shall have the right to initiate, solicit and encourage any inquiry or the making of any proposal or offer that could constitute a Takeover Proposal, including by way of providing access to nonpublic information which was not provided by or derived from any non-public information provided by Parent or any of its representatives or in any way related to or reflecting any negotiations with Parent or any of its representatives regarding the transactions contemplated by this Agreement to any Third Party, provided that, (i) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such Third Party, the Board of Directors of the Company receives from such Third Party an executed Acceptable Confidentiality Agreement, (ii) the Company shall, prior to or concurrent with the time it is provided to any Third Party, provide to Parent any non-public information concerning the Company or any of its Subsidiaries that the Company or any of its Representatives provides to any Third Party in connection with any Takeover Proposal which was not previously provided to Parent, and (iii) except as expressly provided in this Section 4.2(c), the provisions of Section 4.2 shall be in full force and effect during the Non-Restricted Period.

(d) Commencing from and after 12:00 a.m. (Central Time) on April 13, 2012 (the “Restricted Period Start Date”), the Company agrees that it and its Subsidiaries shall, and that the Company shall cause its and its Subsidiaries’ respective Representatives to, (i) immediately cease and cause to be terminated any activities, discussions or negotiations with any Third Party with respect to any Takeover Proposal (including any activities, discussions or negotiations that may then be ongoing) and (ii) to otherwise comply with Section 4.2(a) without regard to Section 4.2(c).

(e) Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Parent), or propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation to the holders of Company Common Stock to adopt this Agreement or declaration of advisability by such Board of Directors or any such committee thereof, of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose to recommend, adopt or approve, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other Contract constituting, related to or in connection with, or that is intended to or could reasonably be expected to lead to, any Takeover Proposal (other than an Acceptable Confidentiality Agreement pursuant to Section 4.2(a) or Section 4.2(c)) or which is intended to or which could reasonably be expected to result in the abandonment, termination or failure to consummate the Merger or any other transaction contemplated by this Agreement.

(f) Notwithstanding Section 4.2(e), at any time prior to the approval and adoption of this Agreement by the holders of Company Common Stock at the Shareholder Meeting, the Board of Directors of the Company may make a Company Adverse Recommendation Change in response to a Superior Proposal made after the date hereof and which shall not have been withdrawn if such Board of Directors determines in good faith (after consultation with outside counsel and its outside financial advisor) that the failure to do so would violate the fiduciary duties of the Board of Directors of the Company to the shareholders of the Company under applicable Law; provided, however, that (i) no such Company Adverse Recommendation Change may be made if the Company failed to comply with this Section 4.2, (ii) no such Company Adverse Recommendation Change shall be made until after the fifth Business Day following Parent’s receipt of written notice (a “Notice of Adverse

Recommendation”) from the Company advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including the terms and conditions of the Superior Proposal that is the basis of the proposed action by the Board of Directors of the Company (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation and a new five Business Day period), identifying the Person making such proposal, providing copies of any agreements intended to effect such Superior Proposal and representing that the Company has complied with this Section 4.2, (iii) during such five Business Day period, the Company and its advisors shall negotiate with Parent in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Board of Directors of the Company to proceed with its recommendation of this Agreement and not make a Company Adverse Recommendation Change, and (iv) the Board of Directors of the Company shall not make a Company Adverse Recommendation Change if, prior to the expiration of such five Business Day period, Parent makes a proposal to adjust the terms and conditions of this Agreement that the Company’s Board of Directors determines in good faith (after consultation with its financial advisors) to be at least as favorable as the Superior Proposal after giving effect to, among other things, the payment of the Termination Fee.

(g) Nothing in this Section 4.2 shall prohibit the Board of Directors of the Company from taking and disclosing to the Company’s shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act so long as such disclosure is limited to (i) a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act, (ii) an express rejection of an applicable Takeover Proposal or (iii) an express reaffirmation of the Company Recommendation; provided, however, that any action that constitutes a Company Adverse Recommendation Change may only be made in compliance with Section 4.2(f).

(h) For purposes of this Agreement:

(i) “Acquisition Transaction” means any transaction or series of related transactions other than the Merger, the Holding Company Merger and the Bank Merger involving: (A) any acquisition or purchase from the Company by any Third Party of more than a 15% interest in the total outstanding voting securities of the Company or any of its Subsidiaries; (B) any tender offer or exchange offer that if consummated would result in any Third Party beneficially owning 15% or more of the total outstanding voting securities of the Company or any of its Subsidiaries; (C) any merger, consolidation, business combination, recapitalization or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction in substantially the same proportion as prior to such transaction; (D) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 15% of the assets (based on the fair market value thereof) of the Company or any of its Subsidiaries; or (E) any liquidation or dissolution of the Company or any of its Subsidiaries;

(ii) “Superior Proposal” means an unsolicited, bona fide written Takeover Proposal (provided, that such bona fide written Takeover Proposal may be solicited during the Non-Restricted Period in accordance with Section 4.2(c)) to acquire more than (A) 50% of the outstanding voting securities of the Company or (B) 50% of the consolidated assets of the Company and its Subsidiaries, in either case on terms that, in the reasonable good faith judgment of the Board of Directors of the Company, after consultation with its outside financial advisors and its outside legal counsel, taking into account relevant legal, financial and regulatory aspects of the proposal, the identity of the Third Party making such proposal and the conditions for completion of such proposal (x) is more favorable, from a financial point of view, to the shareholders of the Company than the Merger, taking into account all of the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such proposal or otherwise), and (y) is reasonably capable of being completed on the terms set forth in the proposal within the same period of time as the period of time reasonably expected to be necessary to consummate the Merger, taking into account all financial, legal, regulatory and other aspects thereof;

(iii) “Third Party” means any Person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) other than Parent and its Affiliates;

(iv) “Takeover Proposal” means any inquiry, offer or proposal by a Third Party relating to any Acquisition Transaction; and

(v) “Termination Fee” means (i) an amount equal to $830,000 if the Termination Fee becomes payable in connection with the Company entering into an Alternative Acquisition Agreement pursuant to Section 7.1(g) before the Restricted Period Start Date and (ii) an amount equal to $1,660,000 in all other circumstances.

Section 4.3 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality agreement relating to a Takeover Proposal or standstill agreement to which the Company or its Subsidiaries is a party (other than any agreement involving Parent). During such period, the Company agrees to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreements, including obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Shareholder Meeting.

(a) The Company will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of shareholders of the Company (the “Shareholder Meeting”) for the purpose of considering the approval and adoption of this Agreement. The Company shall, except to the extent that the Company has made a Company Adverse Recommendation Change in compliance with Section 4.2(f), through its

Board of Directors, recommend to its shareholders approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger (the “Company Recommendation”), and shall use reasonable best efforts to solicit such approval and adoption by its shareholders, and such Board of Directors or committee thereof shall not withhold, withdraw, qualify, amend or modify in a manner adverse to Parent the Company Recommendation or its declaration that this Agreement and the Merger are advisable and fair to and in the best interests of the Company and its shareholders or resolve or propose to do any of the foregoing. Notwithstanding any Company Adverse Recommendation Change pursuant to Section 4.2(f), the Company agrees to submit this Agreement to its shareholders for approval and adoption.

(b) The Company shall take all necessary action to cause the trustee of the ESOP to exercise the voting rights attributable to the shares of Company Common Stock held in the ESOP as directed by the ESOP participants and beneficiaries and in accordance to the voting provisions set forth in the ESOP Governing Documents.

Section 5.2 Proxy Statement. As soon as practicable after the date of this Agreement, the Company shall prepare and file with the SEC a proxy statement and related materials with respect to the Merger and the other transactions contemplated hereby (collectively, including all amendments or supplements thereto, the “Proxy Statement”). The Company shall ensure that the Proxy Statement complies as to form in all material respects with the applicable provisions of the Exchange Act. The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC and mailed to its shareholders as promptly as practicable after its filing with the SEC. The Company shall, as promptly as practicable after receipt thereof, provide Parent with copies of all written comments, and advise Parent of all oral comments, with respect to the Proxy Statement received from the SEC. If, at any time prior to the Effective Time, any information relating to the Company, its Subsidiaries or any of their respective officers or directors should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the party that discovers such information shall promptly notify the other party hereto and, to the extent required by Law, the Company shall promptly file with the SEC and disseminate to its shareholders an appropriate amendment or supplement describing such information. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall (i) provide Parent with a reasonable opportunity to review and comment on such document or response and (ii) include in such document or response all reasonable comments that Parent proposes. On the date of their filing or delivery, the Company shall provide Parent with a copy of all such filings with, and all such responses delivered to, the SEC. Notwithstanding anything to the contrary in this Agreement, no filing of amendment or supplement (including by incorporation by reference) to the Proxy Statement shall be made without the approval of Parent, which approval shall not be unreasonably withheld.

Section 5.3 Access to Information.

(a) The Company shall, and shall cause its Subsidiaries to, afford the officers, employees and authorized representatives of Parent (including independent public accountants,

attorneys and environmental consultants) access upon reasonable notice, during normal business hours, to the employees, vendors, service providers and properties of the Company and its Subsidiaries and all the books, records, contracts, documents and other information in each case relating to the Company, its Subsidiaries or the employees of the Company and its Subsidiaries, and shall furnish to Parent and its authorized agents and representatives such additional information and access relating to the Company, its Subsidiaries and the employees of the Company or its Subsidiaries as Parent may reasonably request. The Company shall cause its and the Company’s and its Subsidiaries’ personnel to provide reasonable assistance to Parent in Parent’s investigation of matters relating to the Company, its Subsidiaries and the employees of the Company and its Subsidiaries; provided such assistance does not unreasonably interfere with such personnel’s job duties. Further, Parent and its authorized agents and representatives (including its environmental consultants) shall be given access to the real property owned by the Company and its Subsidiaries and the Company’s and its Subsidiaries’ data processing facilities for all reasonable purposes, including the undertaking of environmental assessments; provided, however, that Parent’s investigation shall be conducted in a manner which does not unreasonably interfere with the Company’s normal operations and no intrusive sampling or other intrusive environmental investigations shall be conducted without the Company’s prior consent, which shall not be unreasonably delayed or conditioned. No investigation made by Parent or its representatives hereunder shall affect the representations and warranties of the Company hereunder.

(b) Between the date of this Agreement and the Closing Date, the Company shall participate on a bi-weekly basis in a conference telephone call with Parent to discuss all approvals of each commercial Company Loan with an aggregate original principal amount above $100,000 made during the previous two weeks.

(c) Parent and the Company shall mutually agree on a weekly date and time to review and discuss on a weekly basis all Company Loans exceeding the thresholds set forth in Section 4.1(vii).

(d) With respect to the Company Loans, between the date of this Agreement and the Closing Date, the Company shall provide to Parent on a monthly basis no later than seven (7) Business Days following the end of any given month, a report describing in reasonable detail (i) any Company Loans which become Delinquent Loans or which is past due for 30 days or more or any changes in the status of any Delinquent Loans or such other loans, (ii) any deficiency or shortfall in the escrow account for any Company Loan and (iii) details of all letters of credit issued by the Company, including any changes in amounts outstanding under such letters of credit, in each case during the immediately preceding month.

(e) With respect to the Investments, between the date of this Agreement and the Closing Date, the Company shall provide to Parent on a monthly basis no later than seven (7) Business Days following the end of any given month, a complete and accurate list of all Investments as of the last day of the immediately preceding month together with the fair market value thereof as of such date, in each case as determined by an independent qualified third party that is not a Related Person.

(f) All information obtained pursuant to this Section 5.3 shall be kept confidential in accordance with the Confidentiality Agreement, dated September 27, 2011, between National Australia Bank Limited, Parent’s ultimate corporate parent and the Company (the “Confidentiality Agreement”).

Section 5.4 Fees and Expenses.

(a) Except as provided in this Section 5.4 and Section 5.7, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses.

(b) Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated (i) by the Company or Parent pursuant to Section 7.1(d)(i) and a Takeover Proposal existed between the date hereof and the date of the termination of this Agreement, (ii) by the Company or Parent pursuant to Section 7.1(e), (iii) by Parent pursuant to Section 7.1(b) or Section 7.1(f), or (iv) by the Company pursuant to Section 7.1(g), then, in each case, the Company shall (without prejudice to any other rights Parent may have against the Company for breach of this Agreement) reimburse Parent upon demand (which demand shall be reasonably documented) by wire transfer of immediately available funds to an account specified in writing by Parent for all reasonable out-of-pocket fees and expenses incurred or paid by or on behalf of Parent or any Affiliate of Parent in connection with this Agreement and the transactions contemplated herein, including all fees and expenses of counsel, investment banking firms, accountants and consultants; provided, however, that the aggregate amount of fees and expenses reimbursed under this Section 5.4(b) shall not exceed $400,000.

(c) Notwithstanding any provision in this Agreement to the contrary, if (i) this Agreement is terminated by Parent pursuant to Section 7.1(b) or by the Company or Parent pursuant to Section 7.1(d)(i) or Section 7.1(e) and a Takeover Proposal existed between the date hereof and the date of the termination of this Agreement and, concurrently with or within twelve months after any such termination an Acquisition Transaction is consummated or the Company or its Subsidiaries shall enter into any letter of intent, agreement in principle or Contract with respect to an Acquisition Transaction, (ii) by Parent pursuant to Section 7.1(f), or (iii) by the Company pursuant to Section 7.1(g), then, in each case, the Company shall (in addition to any obligation under Section 5.4(b) and without prejudice to any other rights that Parent may have against the Company for a breach of this Agreement) pay to Parent the Termination Fee by wire transfer of immediately available funds to an account specified in writing by Parent, such payment to be made promptly, but in no event later than (x) in the case of clause (i), the earlier to occur of such an Acquisition Transaction and the entry into such letter of intent, agreement in principle or Contract with respect to an Acquisition Transaction, (y) in the case of clause (ii), on the first business day following such termination, or (z) in the case of clause (iii), prior to and as a condition to, such termination.

(d) The Company acknowledges that the agreements contained in this Section 5.4 are an integral part of the transactions contemplated by this Agreement and that without these agreements Parent would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 5.4 and, in order to obtain any such payment Parent commences a suit which results in a judgment against the Company for any of the amounts set forth in this Section 5.4, the Company shall pay to Parent its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amounts due pursuant to this Section 5.4 at the prime rate of JPMorgan Chase Bank, N.A. in effect on the date such payment was required to be made.

Section 5.5 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent and the Company agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, the Holding Company Merger, the Bank Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in ARTICLE VI to be satisfied; (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, Orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings with Governmental Entities (the “Requisite Regulatory Approvals”); (iii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals from Persons other than Governmental Entities and the making of all necessary registrations, declarations and filings with such Persons, if any; and (iv) the taking of all commercially reasonable steps as may be necessary to avoid any Action by any Governmental Entity.

(b) Notwithstanding anything in this Agreement to the contrary, (i) neither Parent nor the Company shall be obligated to contest any final action or decision taken by any Governmental Entity challenging the consummation of the transactions contemplated by this Agreement, (ii) in no event shall Parent or any of its Affiliates be required to offer or pay any consideration or agree to any requirement, restriction, covenant, undertaking, limitation or divestiture of any kind whatsoever as a condition to obtaining the Requisite Regulatory Approvals (other than, in the case of the Specified Requisite Regulatory Approvals, ministerial conditions which impose, in Parent’s reasonable judgment, no burden (other than a de minimis burden) on Parent, the Company, or any of their Subsidiaries, Affiliates or assets) or in order to avoid, prevent or terminate any action by any Governmental Entity which would restrain, enjoin or otherwise prevent consummation of the transactions contemplated by this Agreement, (iii) the Company shall not, without Parent’s prior written consent, take or agree to take any action described in clause (i) or (ii) immediately above, and (iv) the condition in Section 6.3(d) shall not be deemed satisfied if any Requisite Regulatory Approval contains any conditions or restrictions other than in the case of the Specified Requisite Regulatory Approvals ministerial conditions which impose, in Parent’s reasonable judgment, no burden (other than a de minimis burden) on Parent, the Company, or any of their Subsidiaries, Affiliates or assets.

(c) Parent and the Company will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of any other party or any of its Subsidiaries with or to any third party or Governmental Entity in connection with the transactions contemplated hereby.

(d) Each party shall use all reasonable best efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

Section 5.6 Public Announcements. Neither Parent nor the Company will issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other party, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national or foreign securities exchange or the rules of NASDAQ.

Section 5.7 Real Estate Transfer Taxes. Parent and the Company agree that either the Company or the Surviving Corporation will pay any state or local transfer, gains or similar Taxes which are attributable to the transfer of the beneficial ownership of the Company’s or its Subsidiaries’ real property, if any (collectively, the “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes, payable in connection with the consummation of the Merger. The Company and Parent agree to cooperate with the other in the filing of any returns with respect to the Transfer Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company and its Subsidiaries and any information with respect to such properties that is reasonably necessary to complete such returns. The portion of the consideration allocable to the real properties of the Company and its Subsidiaries shall be determined by Parent in its reasonable discretion. The shareholders of the Company shall be deemed to have agreed to be bound by the allocation established pursuant to this Section 5.7 in the preparation of any return with respect to the Transfer Taxes.

Section 5.8 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby or in the Shareholder Agreements, Parent and the Company and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby and thereby.

Section 5.9 Indemnification of Directors and Officers. Subject to applicable Law, for a period of six (6) years after the Effective Time, Parent agrees to cause the Surviving Corporation to indemnify and hold harmless all past and present officers and directors of the Company to the same extent such Persons are indemnified as of the date of this Agreement by the Company pursuant to the Company Charter and the Company Bylaws for acts or omissions occurring at or prior to the Effective Time. Parent shall provide, or shall cause the Surviving Corporation to provide, for an aggregate period of not less than six (6) years from the Effective Time, the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially similar (with respect to limits and deductibles) to the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 125% of the last annual premium paid prior to the date of this Agreement (the “Company’s Current Premium”). If such premiums for such insurance would at any time exceed 125% of the Company’s Current Premium, then Parent shall use its reasonable efforts to cause to be maintained policies of insurance which, in Parent’s good faith determination, provide the maximum coverage available at an annual premium equal to 125% of the Company’s Current Premium. The Company represents to Parent that the Company’s Current Premium is not in excess of $37,500.

Section 5.10 Notification of Certain Matters. Parent shall use its reasonable best efforts to give prompt notice to the Company, and the Company shall use its reasonable best efforts to give prompt notice to Parent, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause (A) any representation or warranty of the notifying party contained in this Agreement to be untrue or inaccurate in any material respect or (B) any covenant, condition or agreement of the notifying party contained in this Agreement not to be complied with or satisfied in all material respects; (ii) any failure of Parent or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; and (iii) any change, event or effect which would be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect on the Company or on Parent, as the case may be. The delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 5.11 Employee Benefit Plans and Agreements.

(a) For a period of one (1) year beginning on the Closing Date, Parent agrees that it will cause the Surviving Corporation to provide each employee who continues employment with the Surviving Corporation following the Closing Date benefits that are substantially comparable, in the aggregate, to the benefits provided under the Company Plans in effect immediately prior to the Effective Time. Parent agrees that it will cause the Surviving Corporation from and after the Effective Time to honor all employment Contracts entered into by the Company prior to the date hereof and described in Section 5.11(a) of the Company Letter. Nothing in this Agreement shall be interpreted as limiting the power of Parent or the Surviving Corporation to amend or terminate any Company Plan or any other individual employee benefit plan, program, Contract or policy or as requiring Parent or the Surviving Corporation to offer to continue the employment of any employee or the engagement of any independent contractor or, other than as required by its terms, any written employment Contract. Nothing in this Agreement shall be interpreted as an amendment or other modification of any Company Plan or other employee benefit plan, program or arrangement or the establishment of any employee benefit plan, program or arrangement. Nothing herein shall be deemed to be a guarantee of employment for any employee of the Surviving Corporation or any of its Subsidiaries, or to restrict the right of the Surviving Corporation, Parent or any of their respective Subsidiaries to terminate or cause to be terminated the employment of any employee at any time for any or no reason with or without notice. Parent and the Company acknowledge and agree that all provisions contained in this Section 5.11 are included for the sole benefit of Parent, Merger Sub, the Company, the Surviving Corporation and their respective Subsidiaries, and that nothing in this Section 5.11, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including any employees, former employees, any participant in any employee benefit plan, program or arrangement (or any dependent or beneficiary thereof) of Parent, the Company or the Surviving Corporation or any of their respective Subsidiaries, or (ii) to continued employment with Parent, the Company, the Surviving Corporation, or any of their respective Subsidiaries or continued participation in any employee benefit plan, program or arrangement.

(b) To the extent that, following the Closing, Parent causes employees of the Company or its Subsidiaries to be eligible to participate in any employee benefit plan, program or arrangement maintained by Parent or any of its Affiliates (each such plan, program or arrangement, a “Parent Plan”), Parent shall, and shall cause its Affiliates and the applicable Parent Plan, to recognize prior service of such employees with the Company and its Subsidiaries as service with Parent and its Affiliates to (i) credit each employee’s service with the Company or any of its Subsidiaries or any predecessor employers thereto, to the extent credited under the analogous Company Plan, as service with Parent and its Affiliates for purposes of eligibility and vesting under such Parent Plan, but not for any other purposes, including for purposes of determining benefit accruals, vacation benefits or early retirement subsidies under any defined benefit pension plan of Parent or its Affiliates; provided, however, that in no event shall the employees be entitled to any credit to the extent that it would result in duplication of benefits with respect to the same period of service and (ii) use commercially reasonable efforts to cause any and all pre-existing condition limitations, eligibility waiting periods, active employment requirements and requirements to show evidence of good health under such Parent Plan, to the extent that such conditions, exclusions and waiting periods would have been waived or satisfied under the analogous Company Plan in which such employee participated immediately prior to the Closing Date, to be waived with respect to such employee and such individual’s spouse and eligible dependents who become participants in such Parent Plan, subject to the conditions, regulations, underwriting criteria or similar provisions imposed by any of Parent’s insurers.

(c) Unless otherwise directed by Parent in writing at least 20 days prior to the Effective Time, the Company shall, and shall cause the Company Bank to, take all action necessary to terminate the ESOP effective as of the business day immediately prior to the Effective Time. The Company shall allow Parent to review any resolutions adopted by the Board of Directors of the Company to effect this Section 5.11(c) prior to their adoption and shall cooperate with Parent to make any changes to such resolutions reasonably requested by Parent.

(d) The Company shall, and shall cause the Company Bank to, take all action necessary to terminate the DBO Plan effective immediately prior to the Effective Time. The Company shall allow Parent to review any resolutions adopted by the Board of Directors of the Company to effect this Section 5.11(d) prior to their adoption and shall cooperate with Parent to make any changes to such resolutions reasonably requested by Parent

(e) The Company shall, and shall cause the Company Bank to, take all action necessary to effect the terms set forth on Section 5.11(e) of the Company Letter with respect to the Company Bank’s participation as a contributing employer in the Pentegra Defined Benefit Plan for Financial Institutions (the “Company Pension Plan”).

(f) Each employee who is listed on Section 5.11(f) of the Company Letter (an “Eligible Employee”) shall be eligible to receive the severance benefits set forth on Section 5.11(f) of the Company Letter.

(g) Each employee of the Company or any Subsidiary of the Company who is listed on Section 5.11(g) of the Company Letter shall be eligible to receive the retention bonus set forth on Section 5.11(g) of the Company Letter pursuant to a retention agreement, the form and substance of which shall be reasonably acceptable to Parent.

Section 5.12 Certain Litigation.

(a) The Company shall promptly advise Parent orally and in writing of any Action commenced after the date of this Agreement against the Company or any of its directors by any shareholder of the Company relating to this Agreement, the Merger and the transactions contemplated hereby and shall keep Parent reasonably informed on a timely basis regarding any such litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such Action and shall consider Parent’s views with respect to such Action and shall not settle any such Action without the prior written consent of Parent. The delivery of any notice pursuant to this Section 5.12 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

(b) The Company shall promptly advise Parent orally and in writing of the commencement of any investigation or audit by any Governmental Entity with respect to the Company or any of its directors or employees and shall keep Parent reasonably informed on a timely basis regarding any such investigation or audit (regardless of whether commenced before or after the date of this Agreement), including by promptly delivering to Parent copies of any correspondence relating thereto. The Company shall give Parent the opportunity to consult with the Company regarding such investigation or audit and shall consider Parent’s views with respect to such investigation or audit and shall not settle any such investigation or audit without the prior written consent of Parent. The delivery of any notice pursuant to this Section 5.12 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 5.13 Transition Procedures. Set forth as Section 5.13 of the Company Letter are certain procedures in connection with the transactions contemplated hereby. Each of the Company and Parent shall, and shall cause their respective Subsidiaries to, comply with the provisions thereof.

Section 5.14 FRB Capital Stock. The Company shall cause the Company Bank to take all necessary action pursuant to Regulation I, including filing with the Federal Reserve Bank of Chicago (“FRB Chicago”) an application on form FR 2086a for cancellation of all of its FRB Chicago capital stock, such that the cancellation of such FRB Chicago capital stock shall be effective on the Closing Date.

Section 5.15 Voluntary Disclosure. The Company and its Subsidiaries, as applicable, will use reasonable best efforts to enter, as soon as practicable following the date hereof and in any event prior to the Closing Date, into a voluntary disclosure agreement or similar agreement or arrangement with each of the jurisdictions identified in Section 5.15 of the Company Letter that effects a release of all potential income Tax liabilities for all periods prior to the Closing, in each case, in form and substance reasonably satisfactory to Parent. In addition, promptly after the date hereof the Company and its Subsidiaries, as applicable, shall notify each such jurisdiction or take other appropriate steps to initiate the process of entering into such an agreement or arrangement.

Section 5.16 Title Commitments and Surveys. The Company shall cooperate with and assist Parent in obtaining title commitments for owners’ policies of title insurance prepared by Chicago Title Insurance Company or another title insurance company selected by Parent and certified ALTA surveys prepared by a licensed surveyor selected by Parent with respect to each of the Owned Properties. Each such title commitment and survey shall be in form and substance reasonably satisfactory to Parent and shall show no Liens or other survey defects with respect to the buildings, structures and other improvements located on such Owned Properties other than Liens permitted pursuant to Section 3.16(c) and shall show no encroachments by other improvements onto such Owned Properties other than Liens permitted pursuant to Section 3.16(c).

Section 5.17 Mortgage Servicing Business. At Parent’s request, the Company shall assist and cooperate with Parent in marketing the Company’s and its Subsidiaries’ mortgage servicing business, including by taking such actions and entering into such instruments and agreements as Parent may reasonably request in connection with the marketing and sale of such mortgage servicing business; provided, that the closing of any such sale shall not occur prior to the Closing Date.

ARTICLE VI

CONDITIONS PRECEDENT TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver by Parent and the Company at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. This Agreement shall have been duly approved and adopted by the requisite vote of shareholders of the Company in accordance with applicable Law.

(b) No Order. No court or other Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation or Order (whether temporary, preliminary or permanent) which is then in effect prohibiting or having the effect of making illegal the consummation of the Merger, the Holding Company Merger or the Bank Merger and no Governmental Entity shall have instituted any Action that is pending seeking such an Order.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment or waiver by the Company at or prior to the Effective Time of the following additional conditions:

(a) Performance of Obligations. Each of Parent and Sub shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time.

(b) Representations and Warranties. Each of the representations and warranties of Parent and Sub contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties of Parent and Sub contained in this Agreement that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement.

(c) Parent and Sub Deliveries. Parent and Sub shall have delivered to the Company at or prior to Closing the deliveries specified in Section 1.15(b) and Section 1.15(c).

(d) Officer’s Certificate. The Company shall have received a certificate of an executive officer of Parent to the effect that as to each of the conditions set forth in this Section 6.2 have been satisfied.

Section 6.3 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment or waiver by Parent at or prior to the Effective Time of the following additional conditions:

(a) Performance of Obligations. The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time.

(b) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.2 shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of such date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct in all respects as of such certain date); (ii) each of the representations and warranties of the Company contained in this Agreement (other than in Section 3.2) that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date); and (iii) each of the representations and warranties of the Company contained in this Agreement (other than in Section 3.2) that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement.

(c) Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, occurrence, fact, condition, effect, change or development that, individually or in the aggregate, has had or would be reasonably expected to have a Material Adverse Effect on the Company.

(d) Approval of Governmental Entities. All Requisite Regulatory Approvals (including the Specified Requisite Regulatory Approvals) shall have been obtained and shall remain in full force and effect and all mandatory statutory waiting periods in respect thereof shall have expired.

(e) Consents. The Company shall have obtained the consent or approval of each Person that is not a Governmental Entity whose consent or approval shall be required in connection with the transactions contemplated hereby under any material Contract by which the Company or its Subsidiaries is bound.

(f) No Litigation or Injunction. There shall not be instituted, pending or threatened any Action (i) relating to this Agreement, the Shareholder Agreements or any of the transactions contemplated herein or (ii) which would have, individually or in the aggregate, a Material Adverse Effect on the Company or Parent as reasonably determined by Parent.

(g) Officers’ Certificate. Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to the effect that each of the conditions set forth in this Section 6.3 has been satisfied.

(h) Company Deliveries. The Company shall have delivered to Parent at or prior to the Closing the deliveries specified in Section 1.15(d).

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the shareholders of the Company:

(a) by mutual written consent of Parent and the Company;

(b) by Parent if there has been a breach of any representation, warranty, covenant or other agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, in each case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Parent to the Company;

(c) by the Company if there has been a breach of any representation, warranty, covenant or other agreement made by Parent or Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, in each case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the Company to Parent;

(d) by either Parent or the Company if: (i) the Merger has not been effected on or prior to the close of business on September 30, 2012 (the “Termination Date”); provided, however, that in the event that the condition set forth in Section 6.3(d) has not been satisfied by the Termination Date, the Termination Date shall automatically be extended by ninety (90) calendar days; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(d)(i) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date; or (ii) any court or other Governmental Entity having jurisdiction over a party hereto shall have issued or enacted an Order or Law or taken any other action permanently enjoining, restraining or otherwise prohibiting or having the effect of making illegal the consummation of the Merger, the Holding Company Merger or the Bank Merger and such Order, Law or other action shall have become final and nonappealable;

(e) by either Parent or the Company if the shareholders of the Company do not approve this Agreement at the Shareholder Meeting or at any adjournment or postponement thereof; provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if the Company has not complied with its obligations under Section 4.2, Section 5.1 and Section 5.2 or has otherwise breached in any material respect its obligations under this Agreement in any manner that could reasonably have caused the failure of the shareholder approval to be obtained at the Shareholder Meeting or at any adjournment or postponement thereof;

(f) by Parent if: (i) the Company shall have breached any of the provisions of Section 4.2, Section 5.1 or Section 5.2; (ii) the Board of Directors of the Company or any committee thereof shall have effected a Company Adverse Recommendation Change or shall have taken any other action or made any other statement in connection with the Shareholder Meeting inconsistent with the Company Recommendation or shall have resolved or proposed to do any of the foregoing; (iii) any Person (other than Parent or its Affiliates) acquires or becomes the beneficial owner of 15% or more of the outstanding shares of Company Common Stock; (iv) the Board of Directors of the Company or any committee thereof shall have recommended to the shareholders of the Company any Takeover Proposal or shall have resolved to do so; (v) a tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders); or (vi) the Company’s Board of Directors fails to reaffirm (publicly, if so requested by Parent) its recommendation in favor of the adoption and approval of this Agreement within five (5) days after Parent requests in writing that such recommendation be reaffirmed;

(g) by the Company if prior to the approval and adoption of this Agreement by its Shareholders at the Shareholder Meeting, (A) the Company’s Board of Directors has received a Superior Proposal, (B) the Company has complied with Section 4.2 and (C) at the time of such termination, Parent has received the Termination Fee; provided, however, that the Company’s Board of Directors may terminate this Agreement pursuant to this Section 7.1(g) only after five Business Days following Parent’s receipt of written notice advising Parent that the Company’s Board of Directors is prepared to do so, and only if, during such five Business Day period, the Company and its advisors shall have negotiated in good faith with Parent to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms; provided, further, that the Company may not terminate this Agreement pursuant to this Section 7.1(g)) unless at the end of such five Business Day period the Board of Directors of the Company continues reasonably to determine that the Takeover Proposal constitutes a Superior Proposal after giving effect among other things, to the payment of the Termination Fee; provided, further, that this Agreement shall not terminate pursuant to this Section 7.1(g) unless simultaneously with such termination the Company enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal (an “Alternative Acquisition Agreement”); or

(h) by Parent if there shall have been a Material Adverse Change with respect to the Company and such Material Adverse Change is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Parent to the Company.

The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

Section 7.2 Effect of Termination . In the event of termination of this Agreement by either Parent or the Company, as provided in Section 7.1, this Agreement shall forthwith become void, and there shall be no liability hereunder on the part of the Company, Parent, Sub or their respective officers or directors (except Section 5.3(f) and the entirety of Section 5.4, which shall survive the termination); provided, however, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement.

Section 7.3 Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company, but, after any such approval, no amendment shall be made which by Law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 7.4 Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Non-Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) when delivered personally, (ii) one business day after being delivered to an overnight courier or (iii) on the business day received (or the next business day if received after 5 p.m. local time or on a weekend or day on which banks are closed) when sent via facsimile (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Sub, to it c/o

Great Western Bank

100 N. Phillips Avenue

Fourth Floor

Sioux Falls, SD 57104

Attention: Ken Karels

Fax: (605) 333-7882

with a copy to:

Sidley Austin LLP

1 South Dearborn Street

Chicago, Illinois 60603

Attention: Imad I. Qasim

Fax: (312) 853-7036

(b)	if to the Company, to

North Central Bancshares, Inc.

825 Central Avenue

Fort Dodge, IA 50501-3901

Attention: David M. Bradley

Fax: (515) 225-7890

with a copy to:

Paul Hastings LLP

875 15th Street, N.W.

Washington, DC 20005

Attention: V. Gerard Comizio

Fax: (202) 551-0419

Section 8.3 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule, such reference shall be to a Section or Article of, or an Exhibit or Schedule attached to, this Agreement unless otherwise indicated. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. For purposes of this Agreement, (i) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation,” (ii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole and (iii) the word “or” is not exclusive. The meaning assigned to each term defined herein shall be equally applicable to both the singular and plural forms of such term, and words denoting any gender shall include all genders. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, except as provided in the last sentence of Section 5.3, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of Section 5.9 and Section 5.11, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.6 Governing Law; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa, without regard to the principles of conflict of laws thereof.

(b) EACH OF THE COMPANY, PARENT AND SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 8.7 Assignment. Subject to Section 1.1, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.Section

8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

Section 8.9 Enforcement of this Agreement. In addition to any remedy to which any party hereto is specifically entitled by the terms hereof, each party shall be entitled to pursue any other remedy available to it at law or in equity (including damages, specific performance or other injunctive relief) in the event that any of the provisions of this Agreement were not performed in accordance with their terms or were otherwise breached.

Section 8.10 Definitions. For purposes of this Agreement:

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, and “control” has the meaning specified in Rule 405 under the Securities Act.

“Knowledge of Parent” means the actual knowledge of the individuals identified in Section 8.10 of the Parent Letter, after due investigation.

“Knowledge of the Company” means the actual knowledge of the individuals identified in Section 8.10 of the Company Letter, after due investigation.

“Law” means any federal, state, local, foreign, international or multinational treaty, constitution, statute, law, ordinance, rule or regulation.

“Material Adverse Change” or “Material Adverse Effect” means, when used with respect to Parent or the Company, as the case may be, any event, occurrence, fact, condition, change, development or effect that individually or when taken together with all other events, occurrences, facts, conditions, changes, developments or effects is or could reasonably be expected to be materially adverse to the business, assets, liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, as the case may be, but excluding any event, occurrence, fact, condition, change, development or effect to the extent caused by (i) any changes in the United States or global economy or capital, financial or securities markets generally, (ii) changes in Laws or GAAP, or authoritative interpretation thereof after the date of this Agreement that affect in general the banking industry, (iii) the engagement by the United States in military hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iv) changes in the industry in which the Company operates generally, or (v) actions taken by third parties following the public announcement of this Agreement except in the case of each of clauses (i), (ii), (iii) and (iv) immediately above to the extent that any such event, occurrence, face, condition, change, development or effect has a materially disproportionate impact on the business or the assets, liabilities, condition or results of operations of the Company and its Subsidiaries taken as a whole.

“Order” means judgment, order, writ, award, injunction (temporary or permanent) or decree of any Governmental Entity.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Regulation I” means 12 C.F.R. Part 209, commonly known as Regulation I of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation O” means 12 C.F.R. Part 215 , commonly known as Regulation O of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation W” means 12 C.F.R. Part 223, commonly known as Regulation W of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Related Persons” means (i) any Affiliate of the Company or any of its Subsidiaries, (ii) any holder of 5% or more of the shares of the Company Common Stock, (iii) any current or former director or officer of the Company or any of its Subsidiaries, or (iv) any Person that, to the Knowledge of the Company, is an “associate” or member of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Security Exchange Act of 1934, as amended) of a Person identified in clause (i), (ii) or (iii) immediately above.

“Securities Act” means the Securities Act of 1933 together with the rules and regulations promulgated thereunder.

“Specified Requisite Regulatory Approval” means in connection with this Agreement, the Holding Company Merger Agreement, the Bank Merger Agreement and the transactions contemplated hereby and thereby each of the following:

(i) The approval by the Federal Deposit Insurance Corporation of the filing by the Company Bank and Parent Bank of an Interagency Bank Merger Act Application (the “Application”) pursuant to Section 18(c) of the Federal Deposit Insurance Act, as amended (the “FDIA”) with the Federal Deposit Insurance Corporation, and the expiration of the waiting period with respect thereto;

(ii) The approval by the South Dakota Division of Banking of the filing of the Application, pursuant to South Dakota Codified Laws § 51A-2-16, and the expiration of the waiting period with respect thereto;

(iii) The provision by Parent Bank, pursuant to Section 44 of the FDIA, as amended and, to the extent applicable, the laws of the State of Iowa, of a copy of the Application to the Iowa Division of Banking;

(iv) The grant by the appropriate Federal Reserve Bank of a waiver of the application requirements of Section 3(a)(3) of the Bank Holding Company Act of 1956, as amended (the “BHCA”), pursuant to, and in accordance with, 12 C.F.R. § 225.12(d)(2)(v), and, if for any reason such Federal Reserve Bank does not grant such waiver, the grant of approval by the appropriate Federal Reserve Bank pursuant to Section 3(a)(3) of the BHCA; and

(v) The obtaining a non-objection notification from the Australian Prudential Regulation Authority.

“Subsidiaries” means any corporation, partnership, limited liability company, joint venture, trust, association or other entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiaries), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation, partnership, limited liability company, joint venture or other entity.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

GREAT WESTERN BANCORPORATION, INC.

By:

Name:
Title:

150, INC.

By:

Name:
Title:

NORTH CENTRAL BANCSHARES, INC.

By:

Name:
Title:

[Signature Page to Agreement and Plan of Merger]

Exhibit A

SHAREHOLDER AGREEMENT

SHAREHOLDER AGREEMENT, dated as of [            ], 2012 (this “Agreement”), by the undersigned shareholder (the “Shareholder”) of North Central Bancshares, Inc., an Iowa corporation (the “Company”), for the benefit of Great Western Bancorporation, Inc., an Iowa corporation (“Parent”).

RECITALS

WHEREAS, Parent, 150, Inc., an Iowa corporation and a direct wholly owned subsidiary of Parent (“Sub”), and the Company are entering into an Agreement and Plan of Merger, dated as of March 12, 2012 (the “Merger Agreement”), whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, each issued and outstanding share of Common Stock, par value $0.01 per share, of the Company (“Company Common Stock”), not owned directly or indirectly by Parent or the Company, will be converted into the right to receive the Merger Consideration specified in Section 1.5(c) of the Merger Agreement;

WHEREAS, the Shareholder (i) owns of record and beneficially the number of shares of Company Common Stock, (ii) owns or holds stock options (whether or not vested) to acquire that number of shares of Company Common Stock and/or (iii) is the beneficial owner through the ESOP of the number of shares of Company Common Stock, in each case appearing on the signature page hereof (such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired by such Shareholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Subject Shares”); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that the Shareholder agree, and in order to induce Parent to enter into the Merger Agreement the Shareholder has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, the Shareholder agrees as follows:

1. Covenants of Shareholder. Until the termination of the Shareholder’s obligations in accordance with Section 3, Shareholder agrees as follows:

(a) At the Shareholder Meeting (or at any adjournment thereof) or in any other circumstances upon which a vote, consent or other approval with respect to the Merger or the Merger Agreement is sought (including without limitation, any request for direction by the Trustee of the ESOP as to voting the Subject Shares beneficially owned through the ESOP), the Shareholder shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

(b) At any meeting of shareholders of the Company (or at any adjournment thereof) or in any other circumstances upon which the Shareholder’s vote, consent or other approval is sought (including without limitation, any request for direction by the Trustee of the ESOP as to voting the Subject Shares beneficially owned through the ESOP), the Shareholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any of its Subsidiaries or any other Takeover Proposal, (ii) any amendment of the Company’s Articles of Incorporation, as amended, or Bylaws or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner (A) impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of the Company, (B) result in a breach of the Merger Agreement in any respect or (C) change in any manner the voting rights of any class of capital stock of the Company, and (iii) any nomination, proposal to elect or election of any person as a director of the Company who is not a member of the Company’s Board of Directors on the date hereof.

(c) Without in any way limiting the Company’s rights under Section 4.2(c) of the Merger Agreement, the Shareholder shall not, nor shall the Shareholder permit any Affiliate, director, officer, employee, investment banker or attorney or other advisor or representative of the Shareholder to, (i) directly or indirectly solicit, initiate or knowingly encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Takeover Proposal.

(d) The Shareholder shall use the Shareholder’s reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Parent in doing, all things necessary, proper or advisable to support and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

(e) The Shareholder hereby agrees not to (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, “Transfer”), or enter into any contract, option or other arrangement (including any profit-sharing arrangement) with respect to the Transfer of such Shareholder’s Subject Shares to any person or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in relation to such Shareholder’s Subject Shares.

(f) The Shareholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

2. Representations and Warranties. The Shareholder represents and warrants to Parent as follows:

(a) The Shareholder is (i) the record and beneficial owner of, and has good and marketable title to, the Subject Shares set forth below the Shareholder’s name on the signature page hereto, free and clear of any Liens; (ii) holds stock options to acquire that number of shares of Common Stock set forth below the Shareholder’s name on the signature page hereto and (iii) beneficially owns through the ESOP that number of shares of Common Stock set forth below the Shareholder’s name on the signature page hereto. The Shareholder does not own, of record or beneficially, or hold any conversion rights, exchange rights, warrants or stock options to acquire, any shares of capital stock of the Company other than the Subject Shares. The Shareholder has the sole right to vote, and the sole power of disposition with respect to the Subject Shares (other than those held beneficially through the ESOP), and none of the Subject Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to, the voting or disposition of such Subject Shares, except as contemplated by this Agreement or the ESOP Governing Documents.

(b) The Shareholder has the legal capacity and all requisite power and authority to enter into this Agreement and to perform the Shareholder’s obligations hereunder and consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Shareholder. Assuming the due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the valid and binding agreement of the Shareholder enforceable against the Shareholder in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors’ rights generally and by general equitable principles. The execution and delivery of this Agreement by the Shareholder does not and will not conflict with any agreement, order or other instrument binding upon the Shareholder, nor require the Shareholder to make or obtain any regulatory filing or approval.

3. Termination. The obligations of the Shareholder hereunder shall terminate upon the earlier of the termination of the Merger Agreement pursuant to Section 7.1 thereof or the Effective Time.

4. Further Assurances. The Shareholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

5. Successors, Assigns and Transferees Bound. Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Shareholder, such as an executor or heir) shall be bound by the terms hereof, and the Shareholder shall take any and all actions necessary to obtain the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.

6. Recapitalizations, Stock Dividends, etc. If, between the date of this Agreement and the Effective Time, (a) the outstanding shares of Company Common Stock shall be increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares, (b) a stock dividend or dividend payable in any other securities of the Company shall be declared with a record date within such period, (c) any other securities of the Company shall be declared with a record date within such period or (d) any similar event shall have occurred, then the term “Subject Shares” shall be deemed to refer to and include such shares as well as all such additional shares, stock dividends and any other securities into which or for which any or all of such changes may be changed or exchanged or which are received in such transaction.

7. Shareholder Information. The Shareholder hereby agrees to permit Parent and the Company to publish and disclose in the Proxy Statement the Shareholder’s identity and ownership of the Subject Shares and the nature of the Shareholder’s commitments, arrangements and understanding under this Agreement.

8. Stop Transfer Order. In furtherance of this Agreement, the Shareholder hereby authorizes and instructs the Company to instruct its transfer agent to enter a stop transfer order with respect to all of the Subject Shares (other than Subject Shares owned of record by the ESOP).

9. Remedies. The Shareholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it and that any such breach would cause Parent irreparable harm. Accordingly, the Shareholder agrees that in the event of any breach or threatened breach of this Agreement, Parent, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

10. Severability. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

11. Amendment. This Agreement may be amended only by means of a written instrument executed and delivered by both the Shareholder and Parent.

12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

13. Capitalized Terms. Capitalized terms used in this Agreement that are not defined herein shall have such meanings as set forth in the Merger Agreement.

14. Counterparts. For the convenience of the parties, this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes all prior agreements, understandings and representations by or among the parties with respect to this Agreement, written or oral, with respect to the subject matter of this Agreement.

16. Waivers. No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement and will not operate or be construed as a waiver of any prior or subsequent breach, whether of a similar or dissimilar nature.

17. No Limitation on Actions of the Shareholder as Director. In the event the Shareholder is a director of the Company, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require the Shareholder to take or in any way limit any action that the Shareholder may take to discharge the Shareholder’s fiduciary duties as a director of the Company.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Shareholder has signed this Agreement as of the date first written above.

Name:

Number of shares of Company Common Stock owned on the date hereof:

Number of shares of Company Common Stock subject to stock options owned and/or held on the date hereof:

Number of shares of Company Common Stock owned through the ESOP on the date hereof:

Accepted and agreed to

as of the date first written above:

GREAT WESTERN BANCORPORATION, INC.

By:
Name:
Title:

[Signature Page to Shareholder Agreement]

Exhibit B

Form of Holding Company Agreement and Plan of Merger

B-1

Exhibit C

Form of Bank Agreement and Plan of Merger

C-1

SCHEDULE I

Closing Dates

1)	June 22, 2012

2)	July 20, 2012

3)	Such other dates during August, 2012 and thereafter as Parent may specify from time to time

S-I